Exhibit 10.1

PURCHASE AGREEMENT

By and Among

HEALTHCARE TRUST, INC.,

as “Purchaser Parent”

HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P.

and

ARHC TRS HOLDCO II, LLC,

as “Purchaser”

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.,

as “Seller Parent”

and

American Realty Capital Healthcare Trust III Operating Partnership, L.P.

and

ARHC TRS HOLDCO III, LLC,

as “Seller”

Dated as of

June 16, 2017

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ii

Exhibit

Exhibit	Title
Exhibit A	Wells Fargo Escrow Agreement

Schedules

Schedule	Title
Schedule 1.1(a)	Seller Parent’s Affiliates
Schedule 1.1(c)	OP Seller’s Local Property Managers
Schedule 1.1(c)	Local Management Agreements
Schedule 1.1(d)	Permitted Title Exceptions
Schedule 1.1(e)	Prepaids and Deposits
Schedule 1.1(f)	Description of Company-held Real Property
Schedule 2.2	SPE-level Property / SPE Cash Held by OP Seller
Schedule 3.3(a)	Form for Proration Schedule
Schedule 3.4	Tax Allocation of Purchase Price
Schedule 4.4(b)	Recording and Title Costs
Schedule 4.8	Estoppels
Schedule 4.11	Liens

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Schedule 5.4(h)	Third Party Consents
Schedule 6.4	Material Assets or Rights Not Included in Real Property and SPE-level Property
Schedule 6.7	Contracts and Leases
Schedule 6.8	Rent Roll regarding Residency Agreements and Related Matters
Schedule 6.9	Permits and Licenses
Schedule 6.10	Insurance; Three Year Claim History
Schedule 6.12	Litigation, etc.
Schedule 6.13	Compliance with Laws
Schedule 6.14	Cedarhurst Financial Statements
Schedule 6.15	Real Property Compliance
Schedule 6.16	Environmental Matters
Schedule 6.19	Seller Third Party Consents
Schedule 6.20	Seller Government Approvals
Schedule 6.22	Title Encumbrances
Schedule 6.23	Loans and Debts
Schedule 6.24	Intellectual Property
Schedule 7.5	Purchaser Third Party Consents
Schedule 7.6	Purchaser Governmental Approvals

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 16th day of June, 2017 (the “Effective Date”), by and among (i) HEALTHCARE TRUST, INC., a Maryland corporation (“Purchaser Parent”), (ii) HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“OP Purchaser” ), (iii) ARHC TRS HOLDCO II, LLC, a Delaware limited liability company (“Holdco Purchaser” and, collectively with OP Purchaser, the “Purchaser” ) (iv) AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC., a Maryland corporation (“Seller Parent”), (v) American Realty Capital Healthcare Trust III Operating Partnership, L.P., a Delaware limited partnership (“OP Seller” ) and (vi) ARHC TRS HOLDCO III, LLC, a Delaware limited liability company (“Holdco Seller” and, collectively with OP Seller, the “Seller”).

Recitals:

OP Seller owns (a) all of the issued and outstanding membership interests in each of the following entities: (i) ARHC DDLARFL01, LLC, a Delaware limited liability company, (ii) ARHC DDHUDFL01, LLC, a Delaware limited liability company, (iii) ARHC RACLWFL01, LLC, a Delaware limited liability company, (iv) ARHC RMRWLTX01, LLC, a Delaware limited liability company, (v) ARHC DMDCRGA01, LLC, a Delaware limited liability company, (vi) ARHC MHCLVOH01, LLC, a Delaware limited liability company, (vii) ARHC PPLVLGA01, LLC, a Delaware limited liability company, (viii) Holdco Seller,  (ix) ARHC CCGBGIL01, LLC, a Delaware limited liability company, (x) ARHC VAGBGIL01, LLC, a Delaware limited liability company, (xi) ARHC ACRICKY01, LLC, a Delaware limited liability company, (xii) ARHC WLWBYMN01, LLC, a Delaware limited liability company, (xiii) ARHC GFGBTAZ01, LLC, a Delaware limited liability company, (xiv) ARHC LMFMYFL01, LLC, a Delaware limited liability company, (xv) ARHC BMWRNMI01, LLC, a Delaware limited liability company, (xvi) ARHC MMJLTIL01, LLC, a Delaware limited liability company and (b) ninety-five percent (95%) of the membership interests of ARHC Quad Cities Portfolio Member, LLC, a Delaware limited liability company (the “JV Membership Interests,” and together with the membership interests of the other entities named in this paragraph, the “Membership Interests”). ARHC Quad Cities Portfolio Member, LLC, in turn, owns all of the membership interests in ARHC UPMUSIA01, LLC and ARHC UPMOLIL01, LLC, Delaware limited liability companies (collectively, the “Quad Cities SPEs” ).

Holdco Seller owns all of the issued and outstanding membership interests (the “Holdco Interest”) in ARHC CHCOLIL01 TRS, LLC, a Delaware limited liability company which holds the license for the Cedarhurst Facility (the “Cedarhurst TRS Facility Master Tenant” ).

Seller, through its Affiliates, owns (A) seventeen medical office buildings and (B) two assisted living facilities, namely (1) the Cedarhurst Facility which is (a) owned by ARHC CHCOLIL01, LLC, (b) leased to Cedarhurst TRS Facility Master Tenant (which entity holds a license issued by the Illinois Department of Public Health, Division of Assisted Living (the “IDPH License”)) under the Cedarhurst Facility RIDEA Lease, and (c) managed by the Cedarhurst Manager under the Cedarhurst Management Agreement and (2) the Arcadian Cove Facility (as hereinafter defined) which is owned by ARHC ACRICKY01, LLC (the “Arcadian Cove Lessor” ), which is leased to WP-ARC Arcadian Cove Holdings, LLC, a Delaware limited liability company which is not an Affiliate of Seller (the “Arcadian Cove Lessee”) under that Lease Agreement dated August 25, 2015 (the “Arcadian Cove Net Lease”), and managed by Meridian Senior Living, LLC, a North Carolina limited liability company which is not an Affiliate of Seller (the “Arcadian Cove Manager”) under that Management Agreement dated August 25, 2014 by and between the Arcadian Cove Lessee and the Arcadian Cove Manager.

OP Seller desires to sell to OP Purchaser, and OP Purchaser desires to purchase from OP Seller, the Membership Interests, and Holdco Seller desires to sell to Holdco Purchaser, and Holdco Purchaser desires to purchase from Holdco Seller, the Holdco Interest, subject to the terms and conditions set forth herein.

This Agreement sets forth the terms and conditions to which the parties have agreed.

Agreements:

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1

Definitions and

Certain Rules of Construction

Section 1.1           Defined Terms. The following capitalized terms shall have the meanings specified in this section. Other terms are defined in the text of this Agreement, and throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Acquisition Proposal” means any proposal, offer, indication of interest or inquiry, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving Seller Parent or any Subsidiary of Seller Parent that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (b) sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of Seller Parent or any of the Subsidiaries of Seller Parent representing 20% or more of the consolidated assets of Seller Parent and the Subsidiaries of Seller Parent, taken as a whole, as determined on a book-value basis, (c) issue, sale or other disposition by Seller Parent or any of the Subsidiaries of Seller Parent of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of the outstanding Seller Parent Common Stock, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the voting power of the outstanding Seller Parent Common Stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Seller Parent in which a third party shall acquire beneficial ownership of 20% or more of the shares of any class of voting securities of Seller Parent, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) any of the transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among Seller Parent and one or more of the Subsidiaries of Seller Parent or solely among the Subsidiaries of Seller Parent.

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“Advisor” means Healthcare Trust Advisors, LLC in respect to Purchaser Parent and its Affiliates and American Realty Capital Healthcare III Advisors, LLC in respect to Seller Parent and its Affiliates.

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding anything herein to the contrary, Seller Parent and its Subsidiaries, on the one hand, and Purchaser Parent and its Subsidiaries, on the other hand, shall not be deemed to be Affiliates of each other. Accordingly, Seller Parent’s only Affiliates are OP Seller and those Companies more particularly described on Schedule 1.1(a) (as disclosed by Seller).

“Arcadian Cove Facility” means that assisted living facility known as the “Arcadian Cove” assisted living facility located at 532 Cady Drive, Richmond, Kentucky 62234.

“Arcadian Cove Residency Agreement” means any agreement between Arcadian Assisted Living, LLC and an individual contracting for such individual’s residency at the Arcadian Cove Facility.

“Business” means all aspects of each Company’s real estate operations and, in the case of Cedarhurst TRS Facility Master Tenant, its operation of the Cedarhurst Facility.

“Cedarhurst Facility” means that assisted living facility known as the “Cedarhurst of Collinsville” assisted living facility located at 1207 Vandalia Street, Collinsville, Illinois 62234.

“Cedarhurst Facility RIDEA Lease” means that certain Lease Agreement dated August 21, 2015 between ARHC CHCOLIL01, LLC, as landlord, and Cedarhurst TRS Facility Master Tenant, as tenant.

“Cedarhurst Management Agreement” means that Management Agreement dated August 21, 2015 by and between Cedarhurst TRS Facility Master Tenant, as tenant, Cedarhurst Operator, as subtenant, and Cedarhurst Manager, as manager.

“Cedarhurst Manager” means Cedarhurst Living, LLC, a Missouri limited liability company which is not an Affiliate of Seller, which is an eligible independent contractor, and which is the manager under the Cedarhurst Management Agreement.

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“Cedarhurst Operator” means Cedarhurst of Collinsville Operator, LLC, an Illinois limited liability company which is not an Affiliate of Seller and which is the subtenant under the Cedarhurst Management Agreement.

“Cedarhurst Residency Agreement” means any agreement between the Cedarhurst Operator and an individual contracting for such individual’s residency at the Cedarhurst Facility.

“Closing” means the consummation of the transactions contemplated by this Agreement. Neither party will need to be present at Closing, it being anticipated that the parties will deliver all Closing documents and deliverables in escrow to Purchaser Parent’s and Seller Parent’s counsel prior to the date of Closing.

“Company” or “Companies” means individually or collectively (i) ARHC DDLARFL01, LLC, a Delaware limited liability company, (ii) ARHC DDHUDFL01, LLC, a Delaware limited liability company, (iii) ARHC RACLWFL01, LLC, a Delaware limited liability company, (iv) ARHC RMRWLTX01, LLC, a Delaware limited liability company, (v) ARHC DMDCRGA01, LLC, a Delaware limited liability company, (vi) ARHC MHCLVOH01, LLC, a Delaware limited liability company, (vii) ARHC PPLVLGA01, LLC, a Delaware limited liability company, (viii) ARHC TRS Holdco III, LLC, a Delaware limited liability company, (ix) ARHC CHCOLIL01, LLC, a Delaware limited liability company, (x) ARHC CCGBGIL01, LLC, a Delaware limited liability company, (xi) ARHC VAGBGIL01, LLC, a Delaware limited liability company, (xii) ARHC ACRICKY01, LLC, a Delaware limited liability company, (xiii) ARHC WLWBYMN01, LLC, a Delaware limited liability company, (xiv) ARHC GFGBTAZ01, LLC, a Delaware limited liability company, (xv) ARHC LMFMYFL01, LLC, a Delaware limited liability company, (xvi) ARHC BMWRNMI01, LLC, a Delaware limited liability company, (xvii) ARHC MMJLTIL01, LLC, a Delaware limited liability company, (xviii) ARHC Quad Cities Portfolio Member, LLC, a Delaware limited liability company, (xix) Cedarhurst TRS Facility Master Tenant, and (xx) the Quad Cities SPEs.

“Company Organizational Documents” means the certificates of formation, amendments thereto, and limited liability company agreements of each of the Companies, collectively.

“Decatur Ground Lease” means that certain Ground Lease Agreement, dated as of November 16, 2007, by and between Redd Investments, LLC and GCS Stemmer Properties, LLC, which is subject to that certain Assignment and Assumption of Ground Lease, dated July 24, 2015, by GCS Stemmer Properties, LLC in favor of ARHC DMDCRGA01, LLC.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 1802, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., or any other federal, state, local or other governmental legislation, statute, law, code, rule, regulation or ordinance identified by its terms as pertaining to the protection of the environment, including laws relating to the treatment, storage or disposal of Hazardous Substances, in each case as in effect on the Effective Date.

“Escrow Amount” means Six Million and No/100 U.S. Dollars ($6,000,000).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Government Program” means the federal Medicare program, any state Medicaid program, and such other similar federal, state, or local reimbursement or governmental programs for which the Cedarhurst Facility is eligible.

“Ground Leases” means, collectively, the Decatur Ground Lease, Madison Ground Lease, and Philip Professional Center Ground Lease.

“Hazardous Substance” means petroleum, including crude oil or any fraction thereof, flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, any material containing polychlorinated biphenyls, and any of the substances defined as “hazardous substances” or “toxic substances” or otherwise identified and regulated under any Environmental Laws.

“Improvements” means all buildings and other improvements constructed on the Real Property as of the date of Closing.

“Intellectual Property” means all trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, patents, patent applications, information and proprietary rights and processes.

“IRC” means the Internal Revenue Code of 1986, as amended, and any regulations or guidance issued thereunder.

“Lease” means any space lease, lease, license or concession agreement which provides for the use or occupancy of space or facilities at any Real Property to which Seller or any Company is a party, including any leases or licenses for antennae and related equipment; but excluding (i) the Ground Leases, and (ii) the Residency Agreements.

“Lien” means any mortgage, deed to secure debt, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, Encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

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“Madison Ground Lease” means that certain Lease Agreement, dated April 16, 2003, by and between Presence Hospitals PRV, an Illinois not-for-profit corporation, successor by merger to Provena Hospitals, an Illinois not-for-profit corporation (“Madison Ground Lessor”), and Alter Medical Fund Joliet, L.L.C., as amended by that certain First Amendment to Lease Agreement, dated July 1, 2003, that certain Amendment to Lease dated December 15, 2003 (which was intended to be entitled “Second Amendment to Lease Agreement”), that certain Third Amendment to Lease Agreement dated December 6, 2005, that certain Fourth Amendment to Lease Agreement dated June 11, 2010, that certain Fifth Amendment to Lease Agreement by and between Madison Ground Lessor and Acquisition Advisors, LLC, a Florida limited liability company, dated June 15, 2010, subject to that certain Assignment and Assumption of Ground Lease, dated September 30, 2010, by and between Madison Ground Lessor and Joliet Investors LLLP, a Florida limited liability limited partnership, and as further amended by that certain Sixth Amendment to Lease Agreement, dated December 3, 2015, by and between Madison Ground Lessor and ARHC MMJLTIL01, LLC.

“Material Adverse Change” means any occurrence between the Effective Date and the Closing Date which results in, or is reasonably likely to result in, a material adverse change in the assets, financial condition, or results of operations of the Facilities, taken as a whole; provided, however, that none of the following shall in any event be deemed a Material Adverse Change: (i) any change resulting from changes in any law or regulation following the Effective Date; (ii) any change resulting from announcement or pendency of the transactions contemplated herein; or (iii) any change made pursuant to the terms of this Agreement or with Purchaser’s express written consent.

“OP-held SPE Operating Cash” means all cash held by the OP Seller on behalf of any Company.

“OP Seller Organizational Documents” means the partnership agreement and any amendments thereto of Seller OP.

“OP Seller’s Local Property Managers” means those property managers listed on Schedule 1.1(c), which provide management services to the Companies pursuant to the management agreements also listed on Schedule 1.1(c) (as disclosed by Seller).

“OP Seller’s Property Manager” means American Realty Capital Healthcare III Properties, LLC, a Delaware limited liability company.

“Permitted Encumbrances” means (i) liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings and which are satisfied or discharged of record at or prior to Closing pursuant to Section 4.11; (ii) the rights of Tenants under Leases and of residents under Residency Agreements; (iii) as to the Real Property, the Cedarhurst Management Agreement, (iv) all matters arising by, through or under Purchaser or for which Purchaser is obligated to indemnify Seller; and (v) the Permitted Title Exceptions.

“Permitted Title Exceptions” means the exceptions specified as permitted exceptions listed on Schedule 1.1(d) hereto (as agreed upon by Seller and Purchaser).

“Philip Center Guaranty” means that certain Separate Guaranty of Carveout Obligations dated August 14, 2015 by Seller Parent in favor of RGA Reinsurance Company.

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“Philip Center Loan” means that certain loan in the original principal amount of Five Million Two Hundred Thousand and No/100 U.S. Dollars ($5,200,000.00) evidenced by, among other things, that certain Promissory Note, dated September 26, 2012, by ICM VI-Philip Center, LP in favor of RGA Reinsurance Company, which was assumed by ARHC PPLVLGA01, LLC by that Consent and Assumption Agreement with Release dated August 14, 2015 (the “Philip Center Consent and Assumption Agreement”).

“Philip Professional Center Ground Lease” means that certain Lease Agreement, dated as of February 16, 2016, by and between Philips Land, LLC and ARHC PPLVLGA01, LLC.

“Prepaids and Deposits” means all pre-paid amounts paid by any Tenant pursuant to any Lease, if paid or deposited to the account of Seller or any Company, for or attributable to the periods from and after the Closing Date as well as any security deposits paid to Seller or any Company as of the Closing Date and not previously applied by Seller or such Company against amounts payable by such Tenant under the applicable Lease (to the extent such deposits can be transferred in accordance with applicable law) together with any interest thereon to the extent such interest is or may be payable to the Tenants (or their respective Representatives, successors, heirs or assigns) at any time following the Closing Date each as more particularly described (as of June 13, 2017) on Schedule 1.1(e) (as disclosed by Seller).

“Property Management and Leasing Agreement” means that certain Property Management and Leasing Agreement dated as of August 20, 2014, by and among Seller Parent, OP Seller, and American Realty Capital Healthcare III Properties, LLC, a Delaware limited liability company.

“Real Property” means those certain parcels of real estate described in Schedule 1.1(f) (as agreed upon by Seller and Purchaser), together with all right, title and interest of Seller or any Company in and to: (i) all the Improvements thereon, (ii) all easements and rights of way serving or benefiting such property, (iii) all strips and gores appurtenant thereto, and (iv) any land lying in the bed of any streets, roads and alleys appurtenant thereto.

“Representative” of a person means any officer, trustee, director, Affiliate, employee, investment banker, financial advisor, attorney, accountant, consultant, broker, finder or other agent or representative of such person. In the case of Seller Parent and Seller, Representative shall also include American Realty Capital Healthcare III Advisors, LLC and its employees, officers and directors.

“Residency Agreements” means the Arcadian Cove Residency Agreements and the Cedarhurst Residency Agreements, collectively.

“Seller Parent Organizational Documents” means the Seller Parent’s charter and by-laws, as amended to date.

“Seller Parent Board” means the Board of Directors of Seller Parent.

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“Seller Parent Intervening Event” means a material event, effect, circumstance, change, development or state of facts that was not known to the Seller Parent Board prior to the execution of this Agreement (or if known, the magnitude or consequences of which were not known or reasonably foreseeable as of the date hereof), which event, effect, circumstance, change, development or state of facts, or any material consequence thereof, becomes known to the Seller Parent Board prior to the Closing Date; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Seller Parent Intervening Event.

“Seller Parent Stockholder Approval” means the affirmative vote of a majority of the outstanding shares of Seller Parent Common Stock entitled to vote on each of (i) the transactions contemplated by this Agreement and (ii) the plan of liquidation and dissolution of Seller Parent.

“Seller Parent Common Stock” means the outstanding shares of the common stock of Seller Parent, par value $0.01 per share.

“Seller Parent Special Committee” means a special transaction committee consisting solely of independent directors of Seller Parent.

“Seller’s Knowledge” means the actual knowledge of each person identified as an executive officer of Seller Parent on Seller Parent’s Proxy Statement after inquiry reasonable under the circumstances.

“STRH” means SunTrust Robinson Humphrey, Inc., the financial advisor to Seller Parent Special Committee.

“STRH Engagement Letter” means that engagement letter dated March 30, 2016 between Seller Parent and STRH, as amended.

“Subsidiary” or “Subsidiaries” means any other person or persons that a person directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such person or persons.

“Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the Seller Parent Board (based on the recommendation of the Seller Parent Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by the Seller Parent) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Seller Parent Board (based on the recommendation of the Seller Parent Special Committee) and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of Seller Parent (in their capacities as stockholders) than the transactions contemplated by this Agreement (as it may be proposed to be amended by the Purchaser).

“Takeover Statute” means any “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under state or federal laws of the U.S. or similar statute or regulation.

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“Tenant” means any lessee, licensee, concessionaire or other person with the right to use or occupy space or facilities at a Real Property under a Lease, excluding, for clarity, residents under any Residency Agreement.

“Termination Fee” means Three Million Six Hundred Thousand and No/100 U.S. Dollars ($3,600,000.00).

Section 1.2           Certain Definitions. For purposes of this Agreement:

“business day” is any day other than a Saturday, Sunday, or a day on which all banking institutions in New York, New York are authorized or obligated by law or executive order to close (provided that, with respect to filings made with the SEC, a day on which a filing is to be made is a Business Day only if the SEC is open to accept filings). Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day;

“herein,” “hereunder,” “hereof,” “hereinbefore,” “hereinafter” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which such word is used, and references to “this article,” “this section,” “this paragraph,” “this subparagraph” or similar references to a specific part of this Agreement shall refer to the particular article, section, paragraph, subparagraph or specific part in which such reference appears;

“party” or “parties” means each or all, as appropriate, of the entities who have executed and delivered this Agreement, each permitted successor or assign of a party, and when appropriate to effect the binding nature of this Agreement for the benefit of another party, any other successor or assign of a party; and

“person” means any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution or other entity, including any that is a governmental authority.

Section 1.3           Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section referenced opposite such term:

Term	Section
2016 Cedarhurst Financial Statement	Section 6.14
Adjustments	Section 3.1
Agreement	Preamble
Arcadian Cove Lessee	Recitals
Arcadian Cove Lessor	Recitals
Arcadian Cove Manager	Recitals
Arcadian Cove Net Lease	Recitals
Asset Acquisition Statement	Section 3.4(b)

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Casualty Threshold	Section 10.12
Cedarhurst Financial Statements	Section 6.14
Cedarhurst TRS Facility Master Tenant	Recitals
Closing Date	Section 5.1
Effective Date	Preamble
Escrow Agent	Section 3.2
Escrow Agreement	Section 3.2
First Quarter 2017 Cedarhurst Financial Statement	Section 6.14
HIPAA	Section 6.29(b)
Holdco Interest	Recitals
Holdco Purchaser	Preamble
Holdco Seller	Preamble
IDPH License	Recitals
Indemnification Cap	Section 8.3(a)
Indemnified Party	Section 8.4(a)
Indemnifying Party	Section 8.4(a)
JV Membership Interests	Recitals
Loan Documents	Section 6.23
Losses	Section 8.1
Madison Ground Lessor	Section 1.1
Material Contracts	Section 6.7
Membership Interests	Recitals
OP Purchaser	Preamble
OP Seller	Preamble
Percentage	Section 10.12
Permits and Licenses	Section 6.9
Philip Center Consent and Assumption Agreement	Section 1.1
Proration Date	Section 3.3(a)
Proration Schedule	Section 3.3(a)
Proxy Statement	Section 4.6(a)
Purchase Price	Section 3.1
Purchaser	Preamble
Purchaser Indemnification Cap	Section 8.3(b)
Purchaser Parent	Preamble
Purchaser Threshold	Section 8.3(b)
Quad Cities SPEs	Recitals
Revised Statements	Section 3.4(b)
Scheduled Closing Date	Section 5.1
SEC	Section 4.6(a)
Seller	Preamble
Seller Parent	Preamble
Seller Parent Change in Recommendation	Section 4.7(a)
Seller Parent Change Notice	Section 4.8(d)(ii)(C)
Seller Parent Recommendation	Section 4.6(d)
Seller Parent Stockholder Meeting	Section 4.6(d)
Seller Threshold	Section 8.3(a)
SPE-level Property	Section 2.2

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Section 1.4           Rules of Construction. For purposes of this Agreement:

(a)          “including” and any other words or phrases of inclusion shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations; “copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete;

(b)          “shall,” “will,” and “agrees” are mandatory, and “may” is permissive;

(c)          titles and captions of or in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions;

(d)          whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender;

(e)          each Exhibit and Schedule referred to in this Agreement and each attachment to any of them or this Agreement is hereby incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it; and

(f)          every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto, regardless of which party was more responsible for the preparation of this Agreement.

ARTICLE 2

Purchase and Sale

Section 2.1           Purchase and Sale. Subject to the provisions of this Agreement:

(a)          OP Seller shall sell to OP Purchaser, and OP Purchaser shall purchase from OP Seller, all of OP Seller’s right, title and interest in and to the Membership Interests, free and clear of all Liens and liabilities whatsoever, for the consideration specified in Section 3.1; and

(b)          Holdco Seller shall sell to Holdco Purchaser, and Holdco Purchaser shall purchase from Holdco Seller, all of Holdco Seller’s right, title and interest in and to the Holdco Interest, free and clear of all Liens and liabilities whatsoever, for the consideration specified in Section 3.1.

(c)          For purposes of this Section 2.1, the term “Liens” refers to Liens against the Membership Interests and not Liens against the underlying Real Property.

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Section 2.2           SPE-level Property. To the extent that Seller Parent and/or Seller itself holds or controls any property of any of the Companies (including, but not limited to, the Prepaids and Deposits, OP-held SPE Operating Cash (subject to Section 3.3(b) and Section 3.3(c)), and books and records of such Companies with respect to the period prior to the Closing), such property shall be transferred to Purchaser (or at the direction of Purchaser) upon Closing. For the avoidance of doubt, the intent of the parties is that the sale of the Membership Interests and the Holdco Interest to Purchaser will enable Purchaser, through its ownership of such Interests, to control all of the assets of the Companies, as may be owned or used by such Companies in the conduct of their respective Businesses as of the Closing Date, including, but not limited to, as set forth on Schedule 2.2 (as disclosed by Seller), such cash as is held in bank accounts maintained in the names of certain Companies (subject to Section 3.3(b) and Section 3.3(c)) and any utility deposits paid by any Company to any utility company to be held as a deposit for such Company (the “SPE-level Property”).

ARTICLE 3

Purchase Price; Payment of Purchase Price; Allocation

Section 3.1           Purchase Price. Subject to any adjustments and prorations expressly provided for in this Agreement, including those described in Section 3.3, Section 10.11, and Section 10.12 (collectively, “Adjustments”), the purchase price (the “Purchase Price”) for the Membership Interests and the Holdco Interest shall be a total of One Hundred Twenty Million and No/100 U.S. Dollars ($120,000,000.00).

Section 3.2           Payment of Purchase Price and Escrow Amount. The Purchase Price (as adjusted) and any credits and additions shall be paid by Purchaser, at Closing, as follows: One Hundred Twenty Million and No/100 U.S. Dollars ($120,000,000.00), (a) minus the outstanding principal balance of the Philip Center Loan as of the Closing Date (if such loan is assumed by the Purchaser), and (b) minus the Escrow Amount, and as adjusted for any Adjustments pursuant to Section 3.3, shall be paid at Closing by wire transfer in accordance with wire instructions provided by Seller at least three (3) business days before Closing. At the Closing, Purchaser shall also pay to Wells Fargo Bank, National Association (the “Escrow Agent”) an amount equal to the Escrow Amount for deposit into an escrow account to be held and distributed in accordance with the applicable provisions of this Agreement and as provided in an escrow agreement substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”), to be entered into at Closing by Purchaser Parent, the Escrow Agent, and Seller Parent (which Escrow Agreement provides, subject to such agreement, for the Escrow Amount to be held for fourteen (14) months following the Closing).

Section 3.3           Prorations.

(a)          The following items (whether paid or accrued but not yet paid) shall be prorated between Seller and Purchaser as of 11:59 p.m. on the date immediately preceding the Closing Date (the “Proration Date”); prorations credited to Purchaser shall reduce the Purchase Price and prorations credited to Seller shall increase the Purchase Price at Closing as follows:

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(i)          city, state, and county ad valorem taxes for the year in which the Closing occurs based on the ad valorem tax bills for the Real Property that is owned by the Companies or for which a Company is responsible under the terms of a ground lease with respect to the Real Property that is leased by the Companies, if then available for such year, or if not, then on the basis of the ad valorem tax bill for the Real Property for the immediately preceding year, excluding taxes for any Real Property where the Tenant pays taxes directly to the taxing authority. (If such proration is based on an ad valorem tax bill for the immediately preceding year and should such proration prove to be inaccurate on receipt of the ad valorem tax bill for the Real Property for the year of Closing, then either Seller or Purchaser, as applicable, may demand at any time after Closing a payment from the other party in an amount sufficient to correct such malapportionment);

(ii)         operating expenses (including amounts payable to Cedarhurst Operator or Cedarhurst Manager under the Cedarhurst Management Agreement), sanitary sewer taxes, and utility charges, if any, that are the obligation of any Company; provided, however, that Seller or Purchaser may elect, prior to Closing, to require that the meters for all utility charges be read and terminated as of the end of the last business day preceding the Closing Date, in which case Seller shall be responsible for and shall pay for all such charges accruing during or relating to the period prior to the Closing Date; and provided, further, that Seller shall pay any and all amounts payable under any reciprocal easement agreement or other title documents (which payments shall be prorated if paid for a year, a month, or other period extending in part beyond the Closing);

(iii)        Rents paid (or accrued and not yet paid) under any Lease, revenues received (or accrued but not yet received) by Cedarhurst TRS Facility Master Tenant accruing to such Company from the operation of the Cedarhurst Facility, and other revenues (including Prepaids and Deposits, if any);

(iv)        all rent and other charges payable to the lessors under the Ground Leases;

(v)         all interest, fees and other charges payable in connection with the Philip Center Loan (except as set forth in Section 4.12); and

(vi)        unless otherwise transferred by Seller to Purchaser (or otherwise paid at the direction of Purchaser) in accordance with Section 2.2, Purchaser shall receive a credit for (A) the Prepaids and Deposits, (B) subject to Section 3.3(b) and Section 3.3(c), OP-held Operating Cash, and (C) the Funded Maintenance Account reserve held by ARHC PPLVLGA01, LLC in respect to a lease with the United States of America for the Philip Professional Center.

Purchaser and Seller shall prepare a proposed schedule in the form set forth on Schedule 3.3(a) (the “Proration Schedule”) prior to Closing, including the items listed above and any other items the parties determine necessary. Such Proration Schedule shall include all applicable income and expenses with regard to each Real Property and each Company. Seller and Purchaser will use all reasonable efforts to finalize and agree upon the Proration Schedule at least two (2) business days prior to Closing.

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(b)          Seller shall receive all income from each Company attributable to the period prior to the Proration Date and shall, unless otherwise provided for in this Agreement, be responsible for all expenses of each Company attributable to the period prior to the Proration Date. In the event that Purchaser receives any payment from a Tenant for rent due for any period prior to the Proration Date or payment of any other receivable of Seller (and such rent or receivable had not already been credited in accordance with Section 3.3(a) to Seller), Purchaser shall forward such payment to Seller. Payments received from a resident, to the extent such payments were previously made directly to Seller or any of its Affiliates, shall be allocated first to any current balances due from such resident that have accrued since the Proration Date and any costs of collection of such amounts incurred by Purchaser.

(c)          Purchaser shall receive all income from each Company attributable to the period from and after the Proration Date and shall, except as otherwise provided for in this Agreement, be responsible for all expenses of each Company attributable to the period from and after the Proration Date. In the event Seller or its Affiliates receive any payment from a Tenant for rent due for any period from and after the Proration Date, Seller shall forward such payment to Purchaser.

(d)          Purchaser shall be entitled to all insurance and casualty proceeds payable to any of the Companies with respect to any casualty or condemnation prior to the Closing Date, except (i) as set forth in Section 10.11 or in Section 10.12 or (ii) such amounts as have previously been paid to repair or restore such casualty or condemnation or for Seller’s costs in addressing same.

(e)          The parties agree that any amounts that may become due under this Section 3.3 shall be paid at Closing as can best be determined. A post-Closing reconciliation of prorated items shall be made by the parties within sixty (60) days after the Closing Date and any amounts due at that time shall be promptly forwarded to the respective party to whom such amounts are due in a lump sum payment. Any additional amounts that may become due after such determination shall be forwarded at the time they are received. Any amounts due under this Section 3.3 which cannot be determined within sixty (60) days after the Closing Date (such as, for example, fiscal year-end real estate taxes) shall be reconciled as soon thereafter as such amounts can be determined. Purchaser and Seller agree that each shall have the right to audit the records of the other in connection with any such post-Closing reconciliation. Any payments made pursuant to this Section 3.3 shall be treated as a purchase price adjustment for income tax purposes.

Section 3.4           Allocation of Purchase Price.

(a)          With respect to the individual Companies, the Purchase Price shall be allocated on an asset-by-asset basis and as set forth on Schedule 3.4, which allocation shall be confirmed and, in respect to any adjustments hereunder, modified at least five (5) business days prior to the Closing. Any adjustments to the Purchase Price provided herein that are attributable solely to a particular Company shall result in an adjustment of the Purchase Price allocated to such Company. Any adjustments to the Purchase Price provided herein that are attributable to one or more of the Companies shall result in a pro-rata adjustment (determined in accordance with the proportional amount of Purchase Price allocated to each Company) of the Purchase Price allocated to each Company with respect to which such adjustment is attributable.

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(b)          Additionally, the parties acknowledge that the transactions contemplated hereunder must be reported in accordance with Section 1060 of the IRC. The parties shall report the transactions contemplated hereunder for all purposes in accordance with the purchase price allocation set forth on Schedule 3.4 hereto, which schedule the parties acknowledge and agree will be confirmed and finalized at least five (5) business days prior to the Closing Date. The parties shall share information and cooperate to the extent necessary to permit the transactions to be properly, timely, and consistently reported. At least five (5) business days prior to the Closing Date, Purchaser and Seller shall confirm and finalize the allocation of the Purchase Price for local, state and federal tax purposes (as set forth on Schedule 3.4), which allocation will specify the Purchase Price for each Company. Any revised allocation will be attached to this Agreement in the form shown on Schedule 3.4). In accordance with such allocation, Purchaser shall prepare and deliver to Seller copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”). Purchaser shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any) as agreed to by Purchaser and Seller. The Purchase Price for the Companies shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller, and all income Tax Returns and reports filed by Purchaser or Seller (whether together or independently) shall be prepared consistently with such allocation.

ARTICLE 4

Certain Other Covenants and Agreements

Section 4.1           Conduct of Business Prior to the Closing Date. Seller covenants and agrees with Purchaser that from the Effective Date hereof through the Closing Date, except as otherwise expressly contemplated in this Agreement, unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) Seller shall, and shall cause each Company (and, within the terms of and subject to the Cedarhurst Management Agreement, the Cedarhurst Operator and the Cedarhurst Manager) to:

(a)          Use good faith efforts to operate the Business in all material respects in the ordinary course of business as currently conducted, including (i) incurring expenses consistent with Seller’s past practices in the operation of the Business and (ii) to the extent applicable, using commercially reasonable efforts to preserve the Business’ present business operations, organization and goodwill and its relationships with customers, employees, advertisers, suppliers and other contractors.

(b)          Operate the Business and otherwise conduct business in all material respects in accordance with the terms or conditions of all applicable licenses and permits, all applicable rules and regulations of the state where each Real Property is located, and all other rules, regulations, laws, and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Business and all applicable insurance requirements; provided, however, that the foregoing shall not impose on Seller any obligation to make unbudgeted capital improvements or repairs, or to incur any cost or expense in order to comply with any of the foregoing to the extent Seller was not in compliance as of the Effective Date, except to the extent Seller is ordered to do so by a governmental authority having jurisdiction over Seller.

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(c)          Maintain the books, records, and financial statements for the Business consistent with past practices.

(d)          Timely comply in all material respects with all Leases, all Company contacts and agreements with third parties, and, in respect to the Cedarhurst Facility, with the Cedarhurst Management Agreement, the Cedarhurst Facility RIDEA Lease, and all Company contracts and agreements with third parties related to the Cedarhurst Facility or the operation of that business.

(e)          Not sell, lease, grant any rights in or to or otherwise dispose of or otherwise relinquish control of, or agree to sell, lease or otherwise dispose of, the SPE-level Property in whole or in part except for dispositions of assets that are in the ordinary course of business, and if material, are replaced by similar assets of substantially equal or greater value and utility, it being recognized that the Cedarhurst Operator, not Cedarhurst TRS Facility Master Tenant, and Arcadian Assisted Living, LLC, which is not an Affiliate of the Seller, and not the Arcadian Cove Lessor, enters into the applicable Residency Agreements.

(f)          Take commercially reasonable efforts to maintain the Real Property and any SPE-level Property in the same condition as it exists as of the Effective Date, except for ordinary wear and tear, in a manner consistent with past practices.

(g)          Not default on the Philip Center Loan or any other loans to Seller or any Company which are not fully cured or satisfied at Closing.

(h)          Not enter into or amend any Leases or any contracts other than contracts which impose no obligation on Purchaser following the Closing or Residency Agreements in the ordinary course of business.

(i)          Not make any alterations or improvements to the Real Property or make any capital expenditure with respect to the Real Property in excess of Fifty Thousand and No/100 U.S. Dollars ($50,000.00) other than those that are currently budgeted or are required by law, necessary to preserve the coverage under or comply with the terms of any insurance policy with respect to the Business, or are in Seller’s business judgment necessary to address emergency conditions or to maintain the goodwill and competitive standing of the Business.

(j)          Make available to Purchaser copies of all internally generated monthly financial reports.

(k)          Provide Purchaser with a rent roll on the tenth (10th) day of each calendar month, that will be current through the last day of the previous calendar month.

(l)          Inform Purchaser promptly regarding the resignation, termination or hiring of an administrator, executive director or assistant director, as applicable (if any), of the Cedarhurst Facility.

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Section 4.2           Notification of Certain Matters.

Seller shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to Seller, to the extent either such party becomes aware of (i) the occurrence, or failure to occur, or reasonable likelihood of failure to occur, of any event that would be reasonably likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition, or agreement to be complied with or satisfied by any of them under this Agreement.

Section 4.3           Confidentiality.

(a)          Subject to the requirements of confidentiality agreements with third parties, upon twenty-four (24) hours prior written notice, Seller shall cause each of the Companies and/or OP Seller’s Property Manager to, afford to Purchaser and its officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours during the period beginning on the Effective Date and ending on the Closing Date, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Seller shall cause each of the Companies and/or OP Seller’s Property Manager to furnish promptly to Purchaser (i) a copy of each report, schedule and other document filed by such party during such period pursuant to the requirements of federal or state securities laws, (ii) a copy of each debt agreement, ground lease, owner’s or leasehold title insurance policy, existing survey, financial report of the SPE-level Properties, property improvement plan for the Companies and the Real Property and SPE-level Properties and existing environmental audit for the Real Property, and (iii) all other information concerning its business, properties and personnel as Purchaser may reasonably request, including financial statements, tax returns, leases, certificates of occupancy, tax statements, service agreements, license or franchise agreements and Permits and Licenses. Notwithstanding the foregoing, none of Seller Parent, Seller or the Companies shall be required by this Section 4.3 to provide Purchaser or its Representatives with access to or to disclose information (w) relating to the consideration, negotiation and performance of this Agreement and related agreements, (x) to the extent such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would, based on the advice of counsel, violate any law or fiduciary or legal duty (provided, however, that the withholding party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any law or fiduciary or legal duty) or (z) to the extent such information, based on the advice of counsel, is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding party shall allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Purchaser will use its commercially reasonable efforts to minimize any disruption to the businesses of Seller Parent, Seller and the Companies that may result from the requests for access, data and information hereunder.

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(b)          Each of Purchaser, Seller Parent, Seller, and the Companies shall comply with the terms of the Mutual Nondisclosure Agreement dated February 4, 2016 by and between Seller and Purchaser, as amended, with respect to all information concerning the other parties provided to their respective officers, employees, accountants, counsel, financial advisors and other Representatives and Affiliates.

Section 4.4           Expenses and Taxes.

(a)          Each party shall pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated by this Agreement.

(b)          Notwithstanding the foregoing:

(i)          To the extent applicable to the sale of Membership Interests and the sale of the Holdco Interest, any real estate transfer tax and any filing and recording costs shall be paid by Purchaser and/or Seller, on a property-by-property and cost-by-cost basis, as is the custom in each of the states where the Real Property is located, as described on Schedule 4.4(b) hereto;

(ii)         The costs of title searches and title insurance policies shall be paid by Purchaser and/or Seller, on a property-by-property and cost-by-cost basis, as is the custom in each of the states where the Real Property is located, as described on Schedule 4.4(b); and

(iii)        Purchaser shall pay any person who is entitled to any brokerage commission or finder’s fee in connection with any of the transactions contemplated by this Agreement by reason of any act or omission of Purchaser, and shall indemnify Seller and hold Seller harmless against any claims for such commissions or finder’s fees. Seller shall pay any person who is entitled to any brokerage commission or finder’s fee in connection with any of the transactions contemplated by this Agreement by reason of any act or omission of Seller, and shall indemnify Purchaser and hold Purchaser harmless against any claims for such commissions or finder’s fees.

Section 4.5           Waiver of Bulk Sales. Purchaser hereby waives compliance by Seller and Seller hereby waives compliance by Purchaser, with the requirements of any applicable bulk sales laws and similar laws, if and to the extent applicable; the parties acknowledge that their respective obligations with respect to taxes are described in Section 3.3.

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Section 4.6           Preparation of Proxy Statement; Seller Parent Stockholder Meeting.

(a)          As promptly as practicable following the Effective Date, Seller Parent shall prepare and cause to be filed with the Securities and Exchange Commission (the “SEC”) a proxy statement with respect to the Seller Parent Stockholder Meeting in connection with the transactions proposed herein as well as the liquidation and dissolution of the Seller Parent (the “Proxy Statement”) in preliminary form. Purchaser Parent shall furnish all information concerning itself, its Affiliates and its management and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Proxy Statement shall include all information, in respect to Purchaser and Purchaser Parent, reasonably requested by Purchaser Parent to be included therein. Seller Parent shall promptly notify Purchaser Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Purchaser Parent with copies of all correspondence between Seller Parent and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and promptly advise Purchaser Parent of any oral comments with respect to the Proxy Statement received from the SEC. Seller Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing the Proxy Statement (including with respect to the preliminary proxy statement), mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Seller Parent shall cooperate and provide Purchaser Parent a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all changes provided by Purchaser Parent.

(b)          None of the information supplied or to be supplied in writing by or on behalf of Seller Parent or any its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the shareholders of Seller Parent, at any time it is amended or supplemented or at the time of the Seller Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  None of the information supplied or to be supplied by or on behalf of Purchaser Parent or any of its Subsidiaries for inclusion in any of the filings made or to be made by Seller Parent or its Affiliates with the SEC or with any stock exchange of or other regulatory authority will, at the time filed with the SEC, any stock exchange or other regulatory authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  All documents that Seller Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Seller Parent or any of its Subsidiaries or other information supplied by or on behalf of Seller Parent or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act of 1933 or the Securities Exchange Act of 1934, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any governmental entity (other than the SEC) will comply in all material respects with the provisions of any applicable law as to the information required to be contained therein.

(c)          If, at any time prior to the receipt of the Seller Parent Stockholder Approval, any information relating to Seller Parent or Purchaser Parent, or any of their respective Affiliates should be discovered by Seller Parent or Purchaser Parent which, in the reasonable judgment of Seller Parent or Purchaser Parent, as the case may be, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and Seller Parent or Purchaser Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by law, in disseminating the information contained in such amendment or supplement to stockholders of Seller Parent. Nothing in this Section 4.6(c) shall limit the obligations of any party under Section 4.6(a). For purposes of Section 6.30 and this Section 4.6 any information concerning or related to Seller Parent, its Affiliates or the Seller Parent Stockholder Meeting will be deemed to have been provided by Seller Parent, and any information concerning or related to Purchaser Parent or its Affiliates (including with respect to their properties, management or businesses) will be deemed to have been provided by Purchaser Parent.

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(d)          Seller Parent shall take all steps to hold the Seller Parent Stockholder Meeting within a reasonable time after it has cleared or resolved any comments, if any, received from the SEC and shall, in accordance with applicable law and the Seller Parent Organizational Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments or postponements thereof, the “Seller Parent Stockholder Meeting”). Seller Parent shall cause the definitive Proxy Statement to be mailed to the stockholders of Seller Parent entitled to vote at the Seller Parent Stockholder Meeting as soon as practicable after it has cleared or resolved any comments, if any, received from the SEC. Seller Parent shall, through the Seller Parent Board, recommend to its stockholders that they give the Seller Parent Stockholder Approval, include such recommendation in the Proxy Statement (the “Seller Parent Recommendation”) and solicit and use its commercially reasonable efforts to obtain the Seller Parent Stockholder Approval, except to the extent that the Seller Parent Board shall have made a Seller Parent Change in Recommendation as permitted by Section 4.7. Seller Parent shall keep Purchaser Parent updated on a periodic basis with respect to proxy solicitation results as reasonably requested by the Purchaser Parent. Notwithstanding the foregoing provisions of this Section 4.6(d), if, on a date for which the Seller Parent Stockholder Meeting is scheduled, Seller Parent has not received proxies representing a sufficient number of shares to obtain the Seller Parent Stockholder Approval, whether or not a quorum is present, Seller Parent shall have the right to make one or more successive postponements or adjournments of the Seller Parent Stockholder Meeting, provided, however, that the Seller Parent Stockholder Meeting may not be postponed or adjourned to a date that is more than 120 days after the record date for the Seller Parent Stockholder Meeting.

Section 4.7           Exclusivity.

(a)          From the date hereof through the Closing Date or the earlier termination of this Agreement pursuant to ARTICLE 9, except as permitted by, and subject to, Section 4.7(c), Section 4.7(d), Section 4.7(e) and Section 4.8, Seller Parent shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or permit any of its Representatives to, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any person, or furnish to any person other than Seller Parent any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any person from or fail to enforce any standstill agreement or similar obligation to Seller Parent or any of the Subsidiaries of Seller Parent, (iv) withdraw, modify or amend the Seller Parent Recommendation in any manner adverse to Purchaser or fail to make the Seller Parent Recommendation or fail to include the Seller Parent Recommendation in the Proxy Statement, (v) approve, endorse or recommend any Acquisition Proposal, (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) relating to an Acquisition Proposal, or (vii) take any action to exempt any person from any Takeover Statute or similar restrictive provision of the Seller Parent Organizational Documents for purposes of facilitating an Acquisition Proposal (any event described in clause (iv), clause (v), clause (vi) or clause (vii), whether taken by the Seller Parent Board or a committee thereof, a “Seller Parent Change in Recommendation”). Seller Parent agrees that in the event any Representative of Seller Parent or any Subsidiary of Seller Parent takes any action on behalf of Seller Parent that, if taken by Seller Parent, would constitute a material violation of this Section 4.7(a), then Seller Parent shall be deemed to be in violation of this Section 4.7(a) for all purposes of this Agreement.

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(b)          Except as permitted by, and subject to, Section 4.7(a), Section 4.7(c), Section 4.7(d) and Section 4.7(e), Seller Parent shall, and shall cause each of its Subsidiaries and their respective Representatives to, immediately cease any discussions, negotiations or communications with any person (other than Purchaser) with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such person (other than Purchaser).

(c)          If prior to receipt of the Seller Parent Stockholder Approval, Seller Parent, Seller, or any of its Subsidiaries or their respective Representatives receives a bona fide written Acquisition Proposal which has not been initiated, solicited, encouraged or facilitated in violation of Section 4.7(a), and which the Seller Parent Special Committee has determined in good faith following consultation with its legal and financial advisors is or could be reasonably expected to result in a Superior Proposal, Seller Parent and its Subsidiaries or any of their respective Representatives thereafter may take the following actions: (i) furnish, make available or provide access to non-public information with respect to Seller Parent and its Subsidiaries to the person who made such Acquisition Proposal and such person’s Representatives (provided that Seller Parent (A) has previously furnished, made available or provided access to such non-public information to Purchaser and (B) furnishes, makes available or provides access to such non-public information pursuant to a confidentiality agreement in a form reasonably acceptable to Purchaser), (ii) participate in negotiations regarding such Acquisition Proposal, and (iii) disclose to the stockholders of Seller Parent any information required to be disclosed under applicable law. In the event Seller Parent, any of its Subsidiaries or any of their respective Representatives receives from a person or group of related persons (x) an Acquisition Proposal or an amended or modified proposal or offer with respect to any such Acquisition Proposal, (y) any request for information relating to Seller Parent any or its Subsidiaries from a person who informs Seller Parent or any of its Subsidiaries that it is considering making or has made an Acquisition Proposal or (z) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, Seller Parent shall promptly notify Purchaser of (but in no event more than 48 hours following) such receipt. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a written description of the material terms thereof. Seller Parent shall keep Purchaser apprised on a current basis of (and in any event no later than 24 hours after) any material developments, discussions and negotiations concerning, any such Acquisition Proposal, inquiry or request, including by furnishing copies of any documentation and written correspondence that supplements or amends any such Acquisition Proposal, inquiry or request. Notwithstanding anything to the contrary in this Agreement, but subject to the preceding three sentences, nothing herein shall prohibit Seller Parent, its Subsidiaries and their respective Representatives from contacting in writing any person submitting an Acquisition Proposal (that was not the result of a violation of this Section 4.7) solely to clarify the terms of the Acquisition Proposal for the sole purpose of the Seller Parent Board (or the Seller Parent Special Committee) informing itself about such Acquisition Proposal. Neither Seller Parent nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit it from providing such information to Purchaser.

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(d)          At any time prior to receipt of the Seller Parent Stockholder Approval, the Seller Parent Board may, if the Seller Parent Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the Seller Parent Special Committee) that the failure to do so would be reasonably likely to be inconsistent with the standard of conduct applicable to Seller Parent’s directors under applicable law,

(i)          upon receipt by Seller Parent of an Acquisition Proposal that constitutes a Superior Proposal, make a Seller Parent Change in Recommendation (and Seller Parent may so terminate this Agreement in accordance with Section 9.1(e) of this Agreement and enter into an agreement relating to, or for the implementation of, such Superior Proposal); or

(ii)         otherwise make a Seller Parent Change in Recommendation in response to a Seller Parent Intervening Event in circumstances not involving an Acquisition Proposal; provided that:

(A)	in the case of a Seller Parent Change in Recommendation under clause (i) of this Section 4.7(d), (1) such Acquisition Proposal did not result from Seller Parent’s breach of its obligations under this Section 4.7, and (2) the Seller Parent Board has determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the Seller Parent Special Committee), that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its legal advisor, that the failure of Seller Parent to terminate this Agreement in accordance with Section 9.1(e) or make a Seller Parent Change in Recommendation, as the case may be, would be inconsistent with directors’ duties under applicable law, taking into account all adjustments to the terms of this Agreement that have been offered by Purchaser pursuant to Section 4.7(d)(ii)(D);

(B)	in the case of a Seller Parent Change in Recommendation under clause (ii) of this Section 4.7(d), the Seller Parent Board has determined in good faith, after consultation with its legal advisor (and based on the recommendation of the Seller Parent Special Committee), that failure of Seller Parent to make a Seller Parent Change in Recommendation would be reasonably likely to be inconsistent with the standard of conduct applicable to Seller Parent’s directors under applicable law, taking into account all adjustments to the terms of this Agreement that have been offered by Purchaser pursuant to Section 4.7(d)(ii)(D);

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(C)	Seller Parent has notified Purchaser in writing that the Seller Parent Board intends to make a Seller Parent Change in Recommendation or enter into an agreement related to the Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Seller Parent Change Notice”); and

(D)	during the three (3) Business Day period following Purchaser’s receipt of a Seller Parent Change Notice, Seller Parent shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Purchaser in making adjustments to the terms and conditions of this Agreement such that (1) in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and Seller Parent may not terminate this Agreement pursuant to Section 9.1(e) or make a Seller Parent Change in Recommendation pursuant to clause (i) of this Section 4.7(d) unless Seller Parent has complied with the requirements of this Section 4.7(d) with respect to each such new Acquisition Proposal including sending a Seller Parent Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 4.7(d)(ii)(D) shall be two (2) business days instead of three (3) business days), and (2) in circumstances not involving an Acquisition Proposal, as may be proposed by Purchaser.

(e)          Nothing in this Section 4.7 or elsewhere in this Agreement shall prevent the Seller Parent Board or Seller Parent, directly or indirectly, from (i) taking and disclosing to the stockholders of Seller Parent a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the stockholders of the Seller Parent under applicable law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the stockholders of Seller Parent if the Seller Parent Board determines in good faith after consultation with its legal advisors (and based on the recommendation of the Seller Parent Special Committee) that the failure to do so would be inconsistent with directors’ duties under applicable law; provided, however, that a Seller Parent Change in Recommendation may only be effected in accordance with Section 4.7(d).

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Section 4.8           Consents; Cooperation. Each of Seller Parent and Seller will use its commercially reasonable efforts prior to the Closing to obtain all consents that may be required from third parties with respect to the transactions contemplated by this Agreement and Purchaser shall cooperate therewith. Each of Seller Parent and Seller will use its commercially reasonable efforts prior to the Closing to obtain all estoppel certificates from Tenants in accordance with their respective Leases and the lessors in accordance with their respective Ground Leases and from any other person identified on Schedule 4.8. Purchaser shall cooperate with Seller in preparing and sending a notice to the Illinois Department of Public Health upon Closing in connection with Cedarhurst TRS Facility Master Tenant’s license for the operation of the Cedarhurst Facility and its continued operation of the Business following the Closing. Seller shall provide reasonable cooperation and assistance to Purchaser in confirming or obtaining any licenses and permits. Notwithstanding the foregoing, neither party will be required to pay or commit to pay any amount to (or incur any liability or obligation to) a person from whom or which a consent may be required (other than payment by Seller of past due amounts under contracts or Leases or past due taxes, or payment by Purchaser of any fees or other costs imposed by governmental authorities with respect to licenses and permits, or transfer fees, if any, required by the express terms of any Material Contract) or otherwise enter into or modify any agreement with such person that involves any cost, liability or obligation.

Section 4.9           Further Assurances. Each party covenants and agrees that, following the Closing, it will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time, at the reasonable request of the other party and without further consideration, all such further instruments as may be reasonable acceptable to such party and take all such further action as may be reasonably necessary or appropriate to transfer more effectively to Purchaser, or to perfect or record Purchaser’s interest in the Companies or to enable Purchaser to use or otherwise to confirm or carry out the provisions and intent of this Agreement.

Section 4.10         Updates to Schedules. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed with regard to all other representations and warranties to which such fact or item may reasonably apply to the extent such disclosure would provide notice to a reasonable person that the information disclosed would also qualify, or constitute an exception to, such other representations and warranties. Seller may from time to time supplement and update such Schedules to reflect any changes since the date of delivery of the original Schedules or any matters of which Seller’s Knowledge was first acquired following the original delivery date of such Schedules. Any such updates or supplements shall be deemed to amend the Schedules for all purposes retroactively to the Effective Date, except that (i) no amendment to Schedule 1.1(d) may be made without Purchaser’s written consent, and (ii) any amendments permitted above shall be disregarded (x) in determining if the conditions to Closing set forth in Section 5.3(a) or Section 5.3(d) have been satisfied, and (y) for all purposes under this Agreement if Seller intentionally omitted such information from the original Schedules.

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Section 4.11         Liens.

(a)          Notwithstanding anything in this Agreement to the contrary, Seller covenants and agrees that at or prior to Closing, Seller shall (i) pay in full and cause to be canceled and discharged or otherwise bond and discharge as liens against the Real Property all mechanics’ materialmen’s, repairmen’s, contractors’ or other similar Liens which encumber the Real Property as of the date hereof created by, through or under Seller or which may be filed against the Real Property after the date hereof created by, through or under Seller and on or prior to the Closing Date (ii) pay in full all past due ad valorem taxes and assessments of any kind constituting a lien against the Real Property which are due and payable, and (iii) except for the Philip Center Loan (which Purchaser shall assume in accordance with Section 4.12), pay in full or cause to be canceled and discharged all security deeds or other security instruments encumbering the Real Property and all judgments which have attached to and become a lien against the Real Property by, through or under Seller. In the event Seller fails to cause such liens and Encumbrances to be paid and canceled at or prior to Closing, Purchaser shall be entitled to pay such reasonable amount to the holder thereof as may be required to pay and cancel same, and to credit against the Purchase Price the amount so paid.

(b)          Except as set forth on Schedule 4.11 (as disclosed by Seller), Seller has not granted any license, lease, easement or other right relating to the use or possession of the Real Property (except (i) under the Leases, the Residency Agreements and the Cedarhurst Management Agreement existing as of the Effective Date and entered into by Seller in the ordinary course of business in accordance with Section 4.1 hereof; or (ii) as may be a Permitted Encumbrance), and Seller agrees that, other than as expressly permitted by Section 4.1 hereof, it shall not grant any such right prior to Closing without the prior written approval of Purchaser, which may be withheld in Purchaser’s sole and absolute discretion.

Section 4.12         Purchaser Assumption of Philip Center Loan. Purchaser shall use commercially reasonable efforts to assume the Philip Center Loan upon terms that are substantially similar to the Philip Center Consent and Assumption Agreement, including, but not limited to Purchaser Parent providing a guaranty substantially similar to the Philip Center Guaranty and entering into an Environmental Indemnity Agreement, providing all financial information to RGA Reinsurance Company as such Lender may reasonably request, and paying fees not to exceed Two Hundred Thousand and No/100 U.S. Dollars ($200,000.00) and providing such information as is set forth in the Philip Center Consent and Assumption Agreement. Purchaser shall also use commercially reasonable efforts to cause Seller Parent to be released from its Philip Center Guaranty with respect to matters arising from and after Purchaser’s assumption of the Philip Center Loan upon such assumption. In the event the Philip Center Loan is not assumed by Purchaser or Seller Parent is not released from its Philip Center Guaranty, such loan shall be paid off at Closing, and any early termination fee in excess of Two Hundred Thousand and No/100 U.S. Dollars ($200,000.00) shall be an additional deduction to the Purchase Price set forth in Section 3.2.

Section 4.13         Monthly Insurance Updates. Seller Parent and Seller shall provide (and shall cause the Companies to provide) Purchaser with current loss runs for all such policies held by Seller or any Company within fifteen (15) days after the end of each calendar month from the Effective Date until the Closing. Prior to the Closing, Seller will promptly notify Purchaser of any potential losses or claims that may be covered by such insurance policies.

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ARTICLE 5

Closing

Section 5.1           Closing. The Closing of the transactions contemplated by this Agreement shall occur remotely, upon the exchange of signatures to the documents contemplated by this Agreement and the other required deliveries of each party hereto described below five (5) business days after the satisfaction or (to the extent permitted by applicable law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Section 5.2 and Section 5.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions), unless extended by mutual agreement of Purchaser Parent and Seller Parent or pursuant to Section 5.6, Section 10.11 and Section 10.12. The date on which the Closing is scheduled to occur (as such date may be extended from time to time pursuant to this Agreement) shall be the “Scheduled Closing Date” hereunder. The date on which the Closing actually occurs shall be the “Closing Date” for purposes of this Agreement.

Section 5.2           Conditions to Seller Parent’s and Seller’s Obligations. Subject to Section 5.6(a), except as may be waived in writing by Seller Parent, Seller Parent’s and Seller’s obligation to make its deliveries at the Closing and to effect and consummate the transactions contemplated hereby shall be subject to the following conditions:

(a)          Each of Purchaser’s and Purchaser Parent’s representations and warranties contained in this Agreement, taken as whole, shall be true in all material respects as of the Closing Date with the same effect as though made on such date (except for representations and warranties made as of a specified date, which shall have been true and correct as of such date with the same effect as though made on such date), and Purchaser Parent shall have executed and delivered to Seller Parent at Closing a certificate confirming the foregoing.

(b)          Each of Purchaser’s and Purchaser Parent’s covenants and agreements contained in this Agreement to be performed at or prior to the Closing shall have been performed in all material respects at or prior to the Closing, including but not limited to the full payment of the Purchase Price, and Purchaser Parent shall have executed and delivered to Seller Parent at Closing a certificate confirming the foregoing.

(c)          Purchaser and Purchaser Parent shall have delivered, and where applicable shall have duly executed, all the documents, certificates and other instruments required to be delivered at the Closing in accordance with Section 5.5 or any other express provision of this Agreement.

(d)          The Seller Parent Stockholder Approval shall have been obtained.

(e)          No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any governmental agency that makes the consummation of the transactions contemplated hereby illegal.

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Section 5.3           Conditions to Purchaser’s Obligations. Subject to Section 5.6, except as may be waived in writing by Purchaser Parent, Purchaser’s obligation to make its deliveries at the Closing and to effect and consummate the transactions contemplated hereby shall be subject to the following conditions:

(a)          Each of Seller Parent and Seller’s representations and warranties contained in this Agreement, taken as a whole, shall be true in all material respects as of the Closing Date with the same effect as though made on such date (except for representations and warranties made as of a specified date, which shall have been true and correct as of such date), and Seller Parent shall have executed and delivered to Purchaser Parent at Closing a certificate confirming the foregoing.

(b)          Each of Seller Parent and Seller’s covenants and agreements contained in this Agreement to be performed at or prior to the Closing shall have been performed in all material respects at or prior to the Closing, and Seller Parent and Seller shall have executed and delivered to Purchaser Parent at the Closing a certificate confirming the foregoing.

(c)          Seller and Seller Parent shall have delivered, and where applicable shall have duly executed, all the documents, certificates and other instruments required to be delivered at the Closing in accordance with Section 5.4 or any other express provision of this Agreement.

(d)          No Material Adverse Change shall have occurred during the period between the Effective Date and the Closing Date.

(e)          Purchaser shall have received reasonably acceptable estoppel certificates from Tenants in accordance with their respective Leases and the lessors in accordance with their respective Ground Leases and from any other person identified with an asterisk on Schedule 4.8.

(f)          The Seller Parent Stockholder Approval shall have been obtained.

(g)          No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any governmental agency that makes the consummation of the transactions contemplated hereby illegal.

Section 5.4           Deliveries by Seller. Seller Parent shall deliver to Purchaser Parent on or before the Closing the following for each Company:

(a)          An assignment of the Membership Interests and the Holdco Interest to Purchaser in form and substance reasonably satisfactory to Purchaser, duly executed by Seller.

(b)          Such further instruments of conveyance and transfer as Purchaser may reasonably require to cause any SPE-level Property held or controlled by Seller to be transferred to Purchaser (or at Purchaser’s direction), in form and substance reasonably acceptable to Purchaser.

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(c)          A certified copy of the company resolutions authorizing consummation of this Agreement and authorizing Seller to execute all documents necessary for Closing as provided herein.

(d)          The certificates required pursuant to Section 5.3(a) and Section 5.3(b), identifying such changes to the representations and warranties as shall be necessary to make such representations true, complete and accurate in all material respects as of the date and time of Closing.

(e)          A certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) signed by Seller under penalties of perjury stating Seller’s name, address and U.S. taxpayer identification number and stating that Seller is not a foreign person as defined by Section 1445(f)(3) of the IRC.

(f)          A certificate of existence or good standing as of a date which is within fifteen (15) days of Closing, reflecting the Seller’s and each Company’s good standing in its jurisdiction of organization and the authorization to do business in each jurisdiction where the character of the Real Property owned, operated or leased by Seller or such Company or the nature of its business makes such qualification, licensing or good standing necessary.

(g)          A true, correct, and complete rent roll certified by an officer of Seller, for the Cedarhurst Facility listing each resident as of a date which is within five (5) business days prior to the Closing Date, the unit, bed or room number of such resident, and the amount of the monthly fees to be paid by such resident (including room, meal and other applicable monthly fees), the amount of security deposit, if any, date of Residency Agreement and the expiration date of such Residency Agreement, if applicable.

(h)          The third party consents listed on Schedule 5.4(h).

(i)          Possession and control of books and records included as part of the SPE-level Property which are not physically located at each Company’s Real Property as of the Closing Date.

(j)          The Escrow Agreement, executed by Seller Parent and the Escrow Agent.

Section 5.5           Deliveries by Purchaser. Purchaser Parent shall deliver to Seller Parent on or before the Closing the following:

(a)          The items described in Section 3.2 hereof representing payment of the Purchase Price.

(b)          The certificates required pursuant to Section 5.2(a) and Section 5.2(b).

(c)          If the Philip Center Loan is not paid off at Closing, an agreement reasonably satisfactory to Purchaser for the Purchaser’s assumption of the Philip Center Loan, Purchaser providing to RGA Reinsurance Company a Separate Guaranty of Carveout Obligations by Purchaser Parent with respect to matters arising from and after Purchaser's assumption of the Philip Center Loan (in all material respects the same as Seller Parent’s Guaranty), and the release of Seller from the Philip Center Guaranty.

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(d)          The Escrow Agreement, executed by Purchaser.

Section 5.6           Non-Fulfillment of Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the following shall apply exclusively if any of the conditions in Section 5.2 (other than Section 5.2(d), in which case Section 9.1(c), (e) or (f) shall apply, or Section 5.2(e), in which case Section 9.1(g) shall apply) and Section 5.3 (other than Section 5.3(f), in which case Section 9.1(c), (e) or (f) shall apply, or Section 5.3(g), in which Section 9.1(g) shall apply) are not fulfilled as of the Scheduled Closing Date:

(a)          Except as otherwise provided in the last sentence of this Section 5.6(a), if any of the conditions set forth in Section 5.2 (other than Section 5.2(d) or Section 5.2(e)) have not been fulfilled as of the Scheduled Closing Date, but all the conditions set forth in Section 5.3 have been fulfilled or expressly waived by Purchaser, Seller Parent may elect to (i) proceed to Closing and waive such failure to fulfill for all purposes hereunder (in which case Seller may enforce specific performance, if applicable); or (ii) terminate this Agreement and, if such termination was pursuant to Section 5.2(a), Section 5.2(b), or Section 5.2(c), Purchaser Parent shall reimburse Seller for Seller’s actual third party expenses, including actual non-Advisor legal and accounting fees and any fee paid to STRH upon the delivery of a fairness opinion incurred by Seller in connection with the transactions contemplated by this Agreement; provided, however, such reimbursements shall not exceed Seven Hundred Fifty Thousand and No/100 U.S. Dollars ($750,000.00) and after which Purchaser shall have no further liability to Seller Parent except with respect to the surviving provisions described in ARTICLE 9; or (iii) if the knowing or willful breach by Purchaser Parent, Purchaser or their respective Affiliates of their respective representations, obligations and commitments under this Agreement has been the principal cause of the failure to fulfill such condition, pursue any other legal or equitable remedies to which Seller Parent may be entitled. In the event of a termination in accordance with Section 5.6(a)(ii), Seller Parent and Seller hereby waive any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Purchaser. In no event under this Section 5.6 or otherwise shall Purchaser be liable to Seller Parent or Seller for any punitive, speculative or consequential damages. Notwithstanding the foregoing, if any of the conditions in Section 5.3 are not satisfied, then Seller Parent’s and Seller’s rights under this Section 5.6(a) are subject to Purchaser’s rights under Section 5.6(b) below.

(b)          If the conditions set forth in Section 5.3 (other than Section 5.3(f) or Section 5.3(g) have not been fulfilled as of the Scheduled Closing Date, then Purchaser shall give Seller Parent written notice of such failure, which notice shall state Purchaser’s election: (i) to proceed with the Closing and waive such failure to fulfill for all purposes hereunder (in which case Purchaser may enforce specific performance, if applicable); or (ii) to extend the Scheduled Closing Date for an additional thirty (30) days in order to provide Seller Parent and Seller the opportunity to fulfill such condition and, if such condition is not fulfilled within such thirty (30) day additional period, Purchaser may terminate this Agreement, in which case Seller Parent shall reimburse Purchaser for Purchaser’s actual third party, non-Advisor expenses, including non-Advisor legal fees and any fee paid to KeyBanc Capital Markets, Inc., incurred by Purchaser in connection with the transactions contemplated by this Agreement; provided, however, such reimbursements shall not exceed Seven Hundred Fifty Thousand and No/100 U.S. Dollars ($750,000.00), and after which Seller Parent and Seller shall have no additional liability to Purchaser for such failure, except for the surviving provisions described in ARTICLE 9; or (iii) if the knowing or willful breach by Seller Parent, Seller or their respective Affiliates of their respective representations, obligations and commitments under this Agreement has been the principal cause of the failure to fulfill such condition, pursue any other legal or equitable remedies to which Purchaser Parent may be entitled. In no event under this Section 5.6(b) or otherwise shall Seller be liable to Purchaser Parent or Purchaser for any punitive, speculative, or consequential damages.

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Section 5.7           Post-Closing Actions. Seller Parent shall promptly deliver to Purchaser the original of any mail or other communication received by it or Seller after the Closing Date pertaining to the Companies, the Real Property, or the Business and, subject to the provisions of Section 3.2, any payments to which Purchaser is entitled. Purchaser shall promptly deliver to Seller Parent the original of any mail or other communication received by Purchaser after the Closing Date and addressed to Seller Parent or Seller which does not pertain to the Companies, the Real Property, or the Business and, subject to the provisions of Section 3.2, any payments to which Seller Parent or Seller is entitled.

ARTICLE 6

Representations and Warranties of Seller Parent and Seller

The following representations and warranties are given by Seller Parent and Seller. Seller Parent and Seller hereby represents and warrants, jointly and severally, to Purchaser Parent that as of the date hereof and the Effective Date:

Section 6.1           Organization and Standing. Seller Parent is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Maryland, OP Seller is a limited partnership duly formed, validly existing, and in good standing under the laws of the state of Delaware, and each Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Seller Parent, Seller and the Companies has the requisite power and authority to own, sell, lease and operate its properties and to carry on its business as it is now being conducted. Each of Seller Parent, Seller and the Companies is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Real Property owned, operated or leased by them or the nature of their businesses makes such qualification, licensing or good standing necessary. Each of Seller Parent and Seller has the power and authority to execute and deliver this Agreement and to consummate the transactions and perform its obligations contemplated by this Agreement.

Section 6.2           Valid and Binding Obligations. The execution, delivery and performance of this Agreement and all other agreements and instruments to be executed and delivered by Seller Parent, Seller or any Company hereunder, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary action of Seller Parent, Seller and each Company. This Agreement constitutes, and all instruments required to be executed and delivered by Seller Parent, Seller or any Company before or at the Closing will constitute, the valid and binding obligations of Seller Parent, Seller or the applicable Company, enforceable against Seller Parent, Seller and the applicable Company, in accordance with their respective terms. All persons who have executed this Agreement on behalf of Seller Parent or Seller have been duly authorized to do so by all necessary company action of Seller Parent and/or Seller and all persons who execute instruments required to be executed and delivered by Seller Parent, Seller or any Company before or at the Closing shall have been duly authorized to do so by all necessary company action of Seller Parent, Seller and the applicable company.

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Section 6.3           Capitalization.

(a)          OP Seller is the record owner of and has good and valid title to the Membership Interests and Holdco Seller is the record owner of and has good and valid title to the Holdco Interest, free and clear of all Encumbrances. Other than with respect to ARHC Quad Cities Portfolio Member, LLC, the Membership Interests constitute 100% of the total issued and outstanding membership interests in the Companies. The Holdco Interest constitutes 100% of the total issued and outstanding membership interests in Cedarhurst TRS Master Facility Tenant.  The JV Membership Interests constitute 95% of the total issued and outstanding membership interests in ARHC Quad Cities Portfolio Member, LLC. The Membership Interests and the Holdco Interest have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Membership Interests and the Holdco Interest, free and clear of all Encumbrances.

(b)          The Membership Interests and the Holdco Interest were issued in compliance with applicable laws. The Membership Interests and the Holdco Interest were not issued in violation of the limited liability company agreement of any of the Companies or any other agreement, arrangement, or commitment to which Seller or any Company is a party and are not subject to or in violation of any preemptive or similar rights of any person.

(c)          There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in any of the Companies or obligating Seller or any Company to issue or sell any membership interests (including the Membership Interests and the Holdco Interest), or any other interest, in the respective Company. Other than the limited liability company agreements of each Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 6.4           Title; SPE-level Property Complete; Condition. Each Company has, or prior to Closing will acquire, good and marketable title to all of the SPE Personal Property associated with its Real Property, and after the Closing, each Company shall continue to own the SPE Personal Property, free and clear of all Encumbrances, except for Permitted Encumbrances. Seller has the unrestricted right to convey and assign the Membership Interests and the Holdco Interest. Except as set forth in Schedule 6.4, the Real Property and the SPE-level Property comprises all material assets, rights or property used by Seller and each Company in the operation of the Business and constitutes all of the personal property used or reasonably required for the operation of the Business and, to Seller’s Knowledge, all of the SPE-level Property is in good condition, working order and repair (ordinary wear and tear excepted).

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Section 6.5           Taxes and Tax Returns. Seller Parent, Seller and/or each Company has filed when due or will file when due in correct form all federal and state income tax returns for all periods ending on or prior to the Closing Date which are required to be filed by Seller Parent, Seller and/or each Company on or prior to the Closing Date. Other than extensions to file Seller Parent’s, Seller’s or each Company’s tax returns, there are no agreements by Seller Parent, Seller or any Company for the extension of time for the assessment of any tax. All federal, state, county and local taxes due and payable by Seller Parent, Seller and/or any Company on or before the Effective Date have been paid and any taxes due and payable at any time between the Effective Date through the Closing will be paid prior to Closing, and there are no federal, state or local tax liens pending or threatened against Seller Parent, Seller, any Company or the Real Property. There is no open audit of any of Seller Parent’s, Seller’s or any Company’s federal, state, local income, sales use or property tax returns pending, and none of Seller Parent, Seller or any Company has received a notice of the pendency of any such audit or examination. None of Seller Parent, Seller or any Company holds or had held a certificate or other authorization issued by any tax collection body for the purpose of avoiding the payment by Seller Parent, Seller or any Company of sales and use taxes upon Seller Parent’s, Seller’s or such Company’s purchases of goods and services, nor has Seller Parent, Seller or any Company applied for such a certificate or other authorization.

Section 6.6           Execution and Delivery. Neither the execution and delivery of this Agreement (nor any related instrument or agreement) nor the consummation of the transactions contemplated by this Agreement will:

(a)          violate any provisions of the Seller Parent Organizational Documents, the limited partnership agreement of OP Seller or any limited liability company agreement of any Company;

(b)          with the consent of the lender under the Philip Center Loan, violate any contract or agreement relating to borrowed money, or any judgment, order, injunction, decree or award against, or binding upon Seller Parent, Seller or any Company or upon the property or business of Seller Parent, Seller or any Company, which violation would prevent, delay or materially hinder consummation of the transactions contemplated by this Agreement;

(c)          result in the creation of any Encumbrance upon the Real Property pursuant to the terms of any agreement or instrument to which Seller Parent, Seller OP Seller’s Property Manager, any Company is a party or by or to which Seller Parent, Seller OP Seller’s Property Manager, any Company, the Cedarhurst Manager (to Seller’s Knowledge), or the Real Property may be bound, subject or affected;

(d)          violate any judgment, order, injunction, decree or award against, or binding upon, Seller Parent, Seller, OP Seller’s Property Manager, any Company, or upon the Real Property or the Business; or

(e)          with the consent of the lender under the Philip Center Loan, result in any breach, violation, acceleration, default, or cancellation, as applicable, of any contract, agreement, mortgage, lien, franchise, permit, deed to secure debt, or lease to which Seller Parent, Seller, OP Seller Property Manager, or any Company, or to Seller’s Knowledge, any Manager, is a party or by which Seller Parent, Seller, OP Seller’s Property Manager or any Company is bound or the Real Property is subject that could have a material adverse effect on the Real Property or the operations of the Business.

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Section 6.7           Contracts and Leases. Schedule 6.7 hereto sets forth all contracts, leases or agreements to which Seller Parent, Seller, any Company, or the Cedarhurst Manager is a party, written or oral, currently in effect that are material to the operation or management of the Business or the ownership and use of the Real Property as currently operated, managed, owned or used by Seller Parent, Seller, any Company, OP Seller Property Manager, or the Cedarhurst Manager, as applicable (the “Material Contracts” ), which (for clarity) excludes the Residency Agreements to which no Seller Affiliate is a party, as described in Section 6.8. Each of the Material Contracts is in full force and effect in accordance with its terms. Seller has made available to Purchaser true and correct copies of all Material Contracts, including all material amendments or modifications to same. None of Seller Parent, Seller, any Company OP Property Manager, or to Seller’s Knowledge, or the Cedarhurst Manager, is in material breach, default or violation of any of the Material Contracts and, to Seller’s Knowledge, no other party to any such contract or lease is in material breach, default or violation thereof. No event has occurred and no condition exists that with the passage of time or the giving of notice, or both, would constitute a material default by Seller Parent, Seller, any Company, or OP Property Manager or, to Seller’s Knowledge, by any other party to any Material Contract.

Section 6.8           Residency Agreements and Related Matters. Schedule 6.8 contains a rent roll regarding the Residency Agreements currently in effect as provided by the Cedarhurst Manager. The providers under the Residency Agreements are third parties unaffiliated with the Seller. To Seller’s Knowledge, each of the Residency Agreements is in full force and effect in accordance with its terms. Seller has made available to Purchaser true and correct copies of all such Residency Agreements, including all material amendments or modifications to same. To Seller’s Knowledge, Cedarhurst Manager is not in material breach, default or violation of any Residency Agreement and, to Seller’s Knowledge, no other party to any such contract is in material breach, default or violation thereof. To Seller’s Knowledge, no event has occurred and no condition exists that, with the passage of time or the giving of notice, or both, would constitute a material default by Cedarhurst Manager or, to Seller’s Knowledge, any other party to any Residency Agreement. Except as otherwise noted on Schedule 6.8, to Seller’s Knowledge, the Cedarhurst Manager does not have any obligation with respect to refund of any deposits, interest on deposits or similar obligations with respect to any Residency Agreement. Any and all deposits paid by the residents under the Residency Agreements are paid to unaffiliated third parties. To Seller’s Knowledge, the rent rolls provided by the Cedarhurst Manager in accordance with the Cedarhurst Management Agreement in respect to the Cedarhurst Facility are true and correct in all material respects as of the date thereof. Except as indicated on the standard form of Residency Agreement made available to Purchaser prior to the Effective Date or as otherwise required by state law, to Seller’s Knowledge, all Residency Agreements are terminable by the respective residents thereunder on thirty (30) days’ notice or less.

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Section 6.9           Permits and Licenses. Schedule 6.9 contains a complete list of all material governmental permits, variances, licenses, certificates and authorizations held by Seller Parent, Seller, any Company, OP Seller’s Property Manager, or the Cedarhurst Manager that relate to the ownership, use, operation or management of the Real Property, the Business, and/or the Cedarhurst Facility (the “Permits and Licenses”). Seller has made available to Purchaser true and correct copies of all Permits and Licenses. The Permits and Licenses are in full force and effect, and have not been revoked or rescinded, nor to Seller’s Knowledge has any governmental agency or authority threatened to revoke or rescind any such Permit or License. To Seller’s Knowledge, Seller Parent, Seller, the Companies, OP Seller’s Property Manager, and the Cedarhurst Manager are using, operating and managing the Business and the Real Property in compliance with the terms and conditions of the Permits and Licenses, and except as noted in periodic inspection or survey reports by agencies having jurisdiction over Seller Parent, Seller, any Company, OP Seller’s Property Manager, the Cedarhurst Manager, copies of which have been made available to Purchaser, none of Seller Parent, Seller, any Company, or OP Seller’s Property Manager and, to Seller’s Knowledge, the Cedarhurst Manager, has received written notice of any uncured deficiency or violation of any such term or condition from any applicable government body or agency. Except for the Permits and Licenses shown on said Schedule 6.9, there are no other material governmental permits, licenses, certificates or authorizations required for Seller Parent, Seller, any Company, OP Seller’s Property Manager, or the Cedarhurst Manager, to own, use, operate or manage the Business as currently owned, used, operated or managed by any of the foregoing, as applicable. In addition, none of Seller Parent, Seller, any Company, OP Seller’s Property Manager, or to Seller’s Knowledge, the Cedarhurst Manager has received written notice that any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on the Real Property or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from the Real Property has failed to be obtained. To Seller’s Knowledge, none of the Permits and Licenses will terminate as a result of the Closing.

Section 6.10         Insurance. Schedule 6.10 lists all of Seller Parent’s, Seller’s, each Company’s, OP Seller’s Property Manager’s, and the Cedarhurst Manager’s policies of property and casualty insurance and liability insurance currently in effect and covering the Business and the Real Property, copies of which have been made available for review by Purchaser. Each such policy held by Seller Parent, Seller, each Company and OP Seller’s Property Manager currently is in full force and effect and, to Seller’s Knowledge, each such policy of the Cedarhurst Manager currently is in full force and effect. To Seller’s Knowledge, none of Seller Parent, Seller, any Company, OP Seller’s Property Manager, or the Cedarhurst Manager has taken or failed to take any action, including, without limitation, the failure to give any notice or information, which would limit or impair any of Seller Parent’s, Seller’s, OP Seller’s Property Manager, any Company’s, or the Cedarhurst Manager’s rights thereunder with respect to any matter for which Purchaser could be held liable as a successor to Seller Parent or Seller. Schedule 6.10 lists any pending, unresolved claims under (a) Seller Parent’s, Seller’s, any Company’s or OP Seller’s Property Manager’s policies of property and casualty or liability insurance and (b) to Seller’s Knowledge, the Cedarhurst Manager’s policies covering the Real Property or the Business, as well as all claims made and resolved within the past three (3) years. None of Seller Parent, Seller, any Company or OP Seller’s Property Manager, or, to Seller’s Knowledge, the Cedarhurst Manager, has received written, or to Seller’s Knowledge, oral, notice of any pending cancellation or nonrenewal of such policies.

Section 6.11         Employees. Since their respective dates of formation, no Company has had any employees.

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Section 6.12         Litigation. Except as described on Schedule 6.12, there is no litigation, action, suit, or other proceeding currently pending, or to Seller’s Knowledge, threatened against Seller Parent, Seller, any Company, OP Seller’s Property Manager and/or the Cedarhurst Manager (in the case of the Cedarhurst Manager, relating to the Real Property or the Business), at law or in equity, or before any federal, state, municipal, local or other governmental or quasi-governmental authority, or before any arbitrator. To Seller’s Knowledge, there is no pending investigation of Seller Parent, Seller, any Company, OP Seller’s Property Manager or the Cedarhurst Manager (in the case of the Cedarhurst Manager, relating to the Real Property or the Business) and/or in respect to the Business by any governmental or quasi-governmental authority. Without limiting the foregoing, there is no pending proceeding that has been commenced against Seller Parent, Seller, any Company or OP Seller’s Property Manager or to Seller’s Knowledge, against the Cedarhurst Manager, that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transaction contemplated by this Agreement. To Seller’s Knowledge, no such proceeding has been threatened against Seller Parent, Seller, any Company, OP Seller’s Property Manager or the Cedarhurst Manager (in the case of the Cedarhurst Manager, relating to the Real Property or the Business). None of Seller Parent, Seller, OP Seller’s Property Manager, the Companies or, to Seller’s Knowledge, the Cedarhurst Manager, is subject to any judgment, injunction, order, writ or decree of any court or other governmental authority or agency relating specifically to Seller Parent, Seller, OP Seller’s Property Manager, any Company or the Cedarhurst Manager or to the ownership, operation or management of the Real Property and/or the operations of the Business.

Section 6.13         Compliance with Laws. Except as otherwise noted on Schedule 6.13, or in any inspection or survey report of any governmental authority made available to Purchaser, Seller Parent, Seller, the Companies, and OP Seller’s Property Manager, and to Seller’s Knowledge, the Cedarhurst Manager are in compliance in all material respects with all applicable laws, rules and regulations in connection with its ownership, use, operation or management of the Real Property and the Business, including without limitation all laws, rules and regulations related to Government Programs, and none of Seller Parent, Seller, any Company or OP Seller’s Property Manager and to Seller’s Knowledge, the Cedarhurst Manager has received notice of any violation thereof which has not been cured as of the Effective Date. For the avoidance of doubt, except as otherwise noted on Schedule 6.13, none of Seller Parent, Seller, any Company or OP Seller’s Property Manager and to Seller’s Knowledge, the Cedarhurst Manager has received written notice (i) that any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on the Real Property or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from the Real Property is not in full force and effect as of the Effective Date or (ii) of any default under any such agreement, easement or right, or any material uncured violation or pending written threat of modification or cancellation of any of the same.

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Section 6.14         Financial Statements. Each of the consolidated financial statements contained or incorporated by reference in the Seller Parent’s SEC filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Seller Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments). Cedarhurst TRS Facility Master Tenant’s financial statements pertaining to the operations of the Cedarhurst Facility for the period ended December 31, 2016 (the “2016 Cedarhurst Financial Statement”) and for the three months ended March 31, 2017 (the “First Quarter 2017 Cedarhurst Financial Statement” ) are attached hereto as Schedule 6.14 (the 2016 Cedarhurst Financial Statement and the First Quarter 2017 Cedarhurst Financial Statement collectively, the “Cedarhurst Financial Statements”). Except as otherwise set forth on Schedule 6.14, the Cedarhurst Financial Statements have been prepared consistently applied throughout the periods indicated and present fairly in all material respects the results of operations and financial condition of the Cedarhurst Facility for the respective periods indicated. The monthly financial reports to be provided to Purchaser pursuant to Section 4.1(j) will be based upon the books and records of Seller Parent consistent with Seller Parent’s current reporting practice, and will present fairly in all material respects the information purported to be presented therein.

Section 6.15         Real Property. To Seller’s Knowledge, and except as may be disclosed on Schedule 6.15, Seller Parent’s, Seller’s, each Company’s, OP Seller’s Property Manager’s and the Cedarhurst Manager’s use of the Real Property complies in all material respects with applicable zoning and land use laws, rules and regulations and with all applicable building codes, and none of Seller Parent, Seller, any Company, or OP Seller’s Property Manager or (to Seller’s Knowledge) the Cedarhurst Manager has received written notice of any zoning, land use or building code violation relative to the Real Property which has not been cured prior to the date hereof. To Seller’s Knowledge (unless Seller Parent, Seller or any Company is a party thereto), there is no pending litigation or dispute concerning the location of the lines and corners of the Real Property. None of Seller Parent, Seller or any Company has received any written notice of, and has no other Knowledge of, pending, threatened or contemplated actions by any governmental authority or agency having the power of eminent domain, which might result in any part of the Real Property being taken by condemnation or conveyed in lieu thereof. To Seller’s Knowledge, there is no claim of adverse possession with respect to any part of the Real Property. Except as may be disclosed on Schedule 6.15, there are no ongoing improvements, construction projects or similar development of the Real Property that is currently in process or otherwise uncompleted. Except as may be disclosed on Schedule 6.15, for the past three years, there has been no material change in the physical condition of any real property or Improvements.

Section 6.16         Environmental Matters. Except as may be disclosed on Schedule 6.16, or in any environmental audit or inspection report made available by Seller to Purchaser or the reports generated by Purchaser’s environmental consultants, to Seller’s Knowledge: (a) no areas exist on the Real Property where Hazardous Substances have been generated, disposed of, released, stored or found in violation of any Environmental Laws, and Seller has no Knowledge and has received no written notice of the existence of any such areas for the generation, storage or disposal of any Hazardous Substances on the Real Property in violation of any Environmental Laws; (b) neither Seller nor any of its agents has violated in any material respect any of the applicable Environmental Laws relating to or affecting the Real Property; (c) the Real Property is presently in compliance in all material respects with all Environmental Laws; (d) Seller has obtained all material licenses, permits and/or other governmental or regulatory approvals necessary to comply with Environmental Laws relating to its use of the Real Property, and Seller is in compliance in all material respects with the terms and provisions of all such licenses, permits and/or other governmental or regulatory approvals; (e) no underground storage tanks are currently located on the Real Property; (f) the Real Property has not been previously used as a landfill or as a dump for garbage or refuse; and (g) no asbestos containing building material or lead based paint are present in any structures located on the Real Property.

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Section 6.17         Brokers, Finders. Neither Seller Parent nor Seller has retained any broker, finder, or investment banker in connection with the transactions contemplated hereby so as to give rise to any claim against Purchaser for any brokerage or finder’s commissions, fee, or similar compensation.

Section 6.18         FIRPTA. None of Seller Parent, Seller or any Company is a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto, and Purchaser has no obligation under Internal Revenue Code Section 1445 to withhold and pay over to the Internal Revenue Service any part of the amount realized by Seller in the transaction contemplated hereby (as such term is defined in the regulations issued under IRC Section 1445.

Section 6.19         Consent of Third Parties. Except for Seller Parent Stockholder Approval and as otherwise set forth on Schedule 6.19, no consent of any third party is required as a condition to the entering into, performance or delivery of this Agreement by Seller Parent and Seller, other than such consents as would not, in any individual case or in the aggregate, have a material adverse effect upon Purchaser’s ability to complete the purchase of the Companies and operate the Business in the manner in which it is currently being operated by Seller Parent, Seller, OP Seller’s Property Manager, and the Cedarhurst Manager.

Section 6.20         No Governmental Approvals. To Seller’s Knowledge, except as set forth in on Schedule 6.20, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Seller Parent or Seller of this Agreement or the taking of any action contemplated by this Agreement, which has not been obtained.

Section 6.21         Assessments. To Seller’s Knowledge, there are no (i) special or other assessments for public improvements or otherwise now affecting the Real Property, (ii) any pending or threatened special assessments affecting the Real Property, or (iii) any contemplated improvements affecting the Real Property that may result in special assessments affecting the Real Property.

Section 6.22         Title Encumbrances. Except as described on Schedule 6.22, none of Seller Parent, Seller or any Company is in default under any of its material obligations under any recorded agreement, easement or instrument encumbering title to the Real Property, and to Seller’s Knowledge, there is no default on the part of any other party thereto.

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Section 6.23         Loans and Debts. There are no loans or debts secured by any of the Real Property except for (i) the loans and debts described on Schedule 6.23 or (ii) loans and debts that constitutes a Permitted Title Exception. Schedule 6.23 identifies all of the agreements, instruments and other documents evidencing and/or securing such loans and debts and any guaranty thereof (collectively, “Loan Documents”). Each of the Loan Documents is in full force and effect in accordance with its terms. Seller has made available to Purchaser true and correct copies of all Loan Documents, including all amendments or modifications to same. Neither Seller nor any Company is in material breach, default or violation of any of the Loan Documents and, to Seller’s Knowledge, no other party to any such contract or lease is in breach, default or violation thereof. No event has occurred and no condition exists that with the passage of time or the giving of notice, or both, would constitute a default by Seller or any Company or, to Seller’s Knowledge, by any other party to any Loan Documents.

Section 6.24         Intellectual Property. Schedule 6.24 is a true and complete list of all Intellectual Property held or owned by Seller Parent, Seller, or any Company or in which any has any interest, and is all the Intellectual Property necessary for use of the Real Property and the operation of the Business as currently conducted. Seller Parent, Seller, and/or each Company owns or has the perpetual right to use, without payment to or interference from any third party, all Intellectual Property listed (or required to be listed) on Schedule 6.24. To Seller’s Knowledge, there is no conflict with the rights of others with respect to any Intellectual Property. Seller Parent, Seller, and each Company, as applicable, has the full right without payment or interference from any third party to use the names listed on Schedule 6.24 and all variations and derivations thereof to the full extent necessary for the operation of the Business and none of Seller Parent, Seller, or any Company has authorized any person in any jurisdiction to use such Intellectual Property.

Section 6.25         Ground Lease. Seller has provided to Purchaser a correct and complete copy of the Ground Leases. The Ground Leases are in full force and effect, and to Seller’s Knowledge, there are no defaults or events that with notice or lapse of time or both would constitute a default by Seller, ARHC MMJLTIL01, LLC, ARHC DMDCRGA01, LLC, ARHC PPLVLGA01, LLC or any other party under the respective Ground Leases.

Section 6.26         Joint Ventures. Seller has provided to Purchaser correct and complete copies of any and all agreements establishing joint venture or partnership arrangements (other than between Seller Parent and its operating partnership) in which Seller Parent or OP Seller, or any of their subsidiaries, is a co-venturer or general partner established to own any of the Companies or the Real Property.

Section 6.27         Insolvency. None of Seller Parent, Seller, OP Seller’s Property Manager, the Companies or, to Seller’s Knowledge, the Cedarhurst Manager has/have (i) commenced a voluntary case or had entered against it a petition for relief under any applicable laws relative to bankruptcy, insolvency, or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state or foreign judicial or non-judicial proceeding to hold, administer, and/or liquidate all or substantially all of its respective assets, (iii) had filed against it any involuntary petition seeking relief under any applicable laws relative to bankruptcy, insolvency, or other relief to debtors which involuntary petition is not dismissed within sixty (60) days, or (iv) made a general assignment for the benefit of creditors.

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Section 6.28         Access. To Seller’s Knowledge, there is no fact or condition existing that would result or could result in the termination or reduction of the current access from the Real Property to the existing roads and highways or to sewer or other utility services presently serving the Real Property.

Section 6.29         Medicare; Medicaid and Compliance with Healthcare Laws.

(a)          To Seller’s Knowledge, the Cedarhurst Manager is not receiving payment under Titles XIX of the Social Security Act and is not certified for participation in any governmental payor programs, and is not a party to participation agreements for payment by any governmental payor program.

(b)          With respect to the Cedarhurst Facility, to Seller’s Knowledge, each Company has complied with any applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations at 45 CFR Parts 160 and 164, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively “HIPAA”), and all applicable state privacy and security Laws.

Section 6.30         Opinion of Financial Advisor. The Seller Parent Special Committee has received an opinion from SunTrust Robinson Humphrey, Inc., to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Purchase Price is to be collectively received by Seller in exchange for the Membership Interests and the Holdco Interests pursuant to this Agreement was fair, from a financial point of view, to Seller.

Section 6.31         No Other Representations or Warranties. Except for the express representations and warranties of Purchaser Parent and/or Purchaser contained in ARTICLE 7, Seller Parent and Seller acknowledge that Purchaser Parent and Purchaser have not made, and Seller Parent and Seller have not relied upon, any other representation or warranty, express or implied, with respect to Purchaser Parent, Purchaser, or the transactions contemplated herein.

ARTICLE 7

Representations and Warranties of Purchaser Parent and Purchaser

The following representations and warranties are given by Purchaser Parent and Purchaser. Purchaser Parent and Purchaser hereby represents and warrants, jointly and severally, to Seller Parent that as of the date hereof and the Effective Date:

Section 7.1           Organization and Standing. Purchaser Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Maryland, OP Purchaser is a limited partnership duly formed, validly existing, and in good standing under the laws of the state of Delaware, and Holdco Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware. Each of Purchaser Parent and Purchaser has the requisite power and authority to own, sell, lease and operate its properties and to carry on its business as now being conducted. Each of Purchaser Parent and Purchaser has the power and authority to execute and deliver this Agreement and to consummate the transactions and perform its obligations contemplated by this Agreement.

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Section 7.2           Valid and Binding Obligations. The execution, delivery and performance of this Agreement and all other agreements and instruments to be executed and delivered by Purchaser Parent or Purchaser hereunder, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary action of Purchaser Parent and Purchaser. This Agreement constitutes, and all instruments required to be executed and delivered by Purchaser Parent and Purchaser before or at the Closing will constitute, the valid and binding obligations of Purchaser Parent and Purchaser, enforceable against Purchaser Parent and Purchaser in accordance with their respective terms. All persons who have executed this Agreement on behalf of Purchaser Parent and Purchaser have been duly authorized to do so by all necessary company action of Purchaser Parent and Purchaser and all persons who execute instruments required to be executed and delivered by Purchaser Parent and Purchaser before or at the Closing shall have been duly authorized to do so by all necessary company action of Purchaser Parent and Purchaser.

Section 7.3           Execution and Delivery. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(a)          violate any provisions of the charter or bylaws, as amended to date, of Purchaser Parent, the limited partnership agreement of OP Purchaser, or the limited liability company agreement of Holdco Purchaser;

(b)          violate any contract or agreement relating to borrowed money, or any judgment, order, injunction, decree or award against, or binding upon Purchaser Parent or Purchaser or upon the property or business of Purchaser Parent or Purchaser, which violation would prevent, delay or materially hinder consummation of the transactions contemplated by this Agreement;

(c)          violate any judgment, order, injunction, decree or award against, or binding upon, Purchaser Parent or Purchaser; or

(d)          result in any breach, violation, acceleration, default or cancellation, as applicable, of any contract, agreement, mortgage, lien, franchise, permit, deed to secure debt, or lease to which Purchaser Parent or Purchaser is a party or by which Purchaser Parent or Purchaser is bound and that could have a material adverse effect upon Purchaser Parent or Purchaser’s ability to consummate the transactions described herein.

Section 7.4           Solvency. None of Purchaser Parent or Purchaser are now insolvent, or will be rendered insolvent by completion of the transactions contemplated herein. For purposes of the preceding sentence, “insolvent” means, upon completion of the Closing, (i) that the fair market value of Purchaser Parent or Purchaser’s assets is less than the sum of Purchaser Parent or Purchaser’s debts and other liabilities or (ii) Purchaser Parent or Purchaser has inadequate cash flow to service its debts as they come due. Upon the completion of the transactions contemplated herein, Purchaser Parent and Purchaser will have adequate capital for the purposes of engaging in the Business and any business or transaction in which Purchaser Parent or Purchaser is or will engage.

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Section 7.5           Consent of Third Parties. Except as otherwise set forth on Schedule 7.5, no consent of any third party is required as a condition to the entering into, performance or delivery of this Agreement by Purchaser Parent or Purchaser, other than such consents as would not, in any individual case or in the aggregate, have a material adverse effect upon Purchaser Parent or Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 7.6           No Governmental Approvals. To Purchaser Parent and Purchaser’s knowledge, except as set forth on Schedule 7.6, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Purchaser Parent or Purchaser of this Agreement or the taking of any action contemplated by this Agreement, which has not been obtained.

Section 7.7           Brokers, Finders. Purchaser Parent and Purchaser have not retained any broker, finder, or investment banker in connection with the transactions contemplated hereby so as to give rise to any valid claim against Seller Parent for any brokerage or finder’s commission, fee, or similar compensation.

Section 7.8           Opinion of Financial Advisor. The Purchaser Parent’s Special Committee has received the opinion of KeyBanc Capital Markets Inc., to the effect that, as of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Purchase Price is fair, from a financial point of view, to Purchaser Parent.

Section 7.9           No Other Representations or Warranties. Except for the express representations and warranties of Seller and Seller Parent contained in ARTICLE 6, Purchaser Parent and Purchaser acknowledge that Seller Parent and Seller have not made, and Purchaser Parent has not relied upon, any other representation or warranty, express or implied, with respect to Seller Parent, Seller, any Company, the Business, the Real Property, the Cedarhurst Facility, Cedarhurst Manager, or the transactions contemplated herein.

ARTICLE 8

Indemnification

Section 8.1           Indemnification by Seller Parent and Seller. Following the Closing, Seller Parent and Seller shall jointly and severally indemnify, hold harmless and defend Purchaser Parent and Purchaser from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys’ fees and other legal costs and expenses) (collectively, “Losses”) which Purchaser Parent and Purchaser may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a)          any breach or inaccuracy of any of the representations and warranties made by Seller Parent and Seller in this Agreement;

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(b)          any failure by Seller Parent or Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement;

(c)          any federal, state, or local income, payroll, sales and use, ad valorem or other taxes payable by Seller, any of the Companies, or any of their respective Affiliates, or for which Seller, any of the Companies or any of their respective Affiliates is liable in connection with any taxable period, or portion thereof, ending on or prior to the Closing Date, and any interest or penalties thereon;

(d)          any amounts owed to STRH pursuant to the STRH Engagement Letter; and

(e)          any stockholder litigation brought by stockholders of Seller Parent directly or derivatively in connection with the transactions contemplated by this Agreement.

Section 8.2           Indemnification by Purchaser Parent and Purchaser. Following the Closing, Purchaser Parent and Purchaser shall jointly and severally indemnify hold harmless and defend Seller Parent and Seller from and against, and reimburse Seller Parent and Seller for, any and all Losses which Seller Parent and Seller may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a)          any breach or inaccuracy of any of the representations and warranties made by Purchaser Parent and Purchaser in this Agreement;

(b)          any failure by Purchaser Parent or Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; and

(c)          any fees or expenses owed to KeyBanc Capital Markets Inc.

Section 8.3           Indemnification Limits; Survival.

(a)          Purchaser Parent and Purchaser shall not be entitled to any indemnification from Seller Parent or Seller under Section 8.1(a) or Section 8.1(b) unless and until the aggregate amount of indemnifiable claims of Purchaser under this Agreement exceeds Five Hundred Thousand and No/100 U.S. Dollars ($500,000.00) (the “Seller Threshold”), at which point Seller Parent and Seller shall be liable for all indemnifiable claims of Purchaser Parent or Purchaser under Section 8.1(a) and Section 8.1(b). Seller Parent and Seller’s liability for indemnification under Section 8.1(a) and Section 8.1(b) shall not in any case exceed ten percent (10%) of the total Purchase Price (the “Indemnification Cap” ); provided, however, that neither the Seller Threshold nor the Indemnification Cap shall apply in the case of: (i) fraud on the part of Seller; (ii) any claims arising under Section 8.1(a) with respect to the representations and warranties contained in Section 6.1, Section 6.2, Section 6.4 (first sentence only), Section 6.6, or Section 6.17 (which shall be limited to the Purchase Price); or (iii) any claims arising under Section 8.1(c), Section 8.1(d), or Section 8.1(e). All of Seller Parent and Seller’s representations and warranties under this Agreement shall survive for a period of fourteen (14) months following the Closing Date. Purchaser’s right to make any claim for indemnification against Seller Parent and Seller under Section 8.1(a), Section 8.1(b), Section 8.1(d) and Section 8.1(e) shall expire at the end of the fourteenth (14th) month following the Closing; provided, however, that any claim for which Purchaser Parent or Purchaser has given written notice prior to expiration of such fourteenth (14th) month anniversary shall survive until finally adjudicated; and further provided that Purchaser Parent or Purchaser’s right to make any claim for indemnification pursuant to Section 8.1(c) shall not expire and any claim for indemnification pursuant to Section 8.1(c) shall survive for the applicable statute of limitations period for collection of the applicable tax.

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(b)          Seller Parent and Seller shall not be entitled to any indemnification from Purchaser Parent or Purchaser under Section 8.2(a) or Section 8.2(b) unless and until the aggregate amount of indemnifiable claims of Seller under this Agreement, exceeds Five Hundred Thousand U.S. Dollars and No/100 ($500,000.00) (the “Purchaser Threshold” ), at which point Purchaser Parent or Purchaser shall be liable for all indemnifiable claims of Seller or Seller Parent under Section 8.2(a) and Section 8.2(b). Purchaser Parent and Purchaser’s liability for indemnification under Section 8.2(a) and Section 8.2(b) shall not in any case exceed ten percent (10%) of the total Purchase Price (the “Purchaser Indemnification Cap” ); provided, however, that neither the Purchaser Threshold nor the Purchaser Indemnification Cap shall apply in the case of: (i) fraud on the part of Purchaser Parent or Purchaser; (ii) any claims arising under Section 8.2(a) with respect to the representations and warranties contained in Section 7.1, Section 7.2 and Section 7.7 (which shall be limited to the Purchase Price); (iii) any amounts owed to STRH; or (iv) any amounts payable pursuant to Section 3.3. All of Purchaser Parent’s and Purchaser’s representations and warranties under this Agreement shall survive for a period of fourteen (14) months following the Closing Date.

(c)          For purposes of determining the amount of Losses that are subject to indemnification hereunder with respect to any events, facts or circumstances, after determining whether or not such facts, events or circumstances give rise to a breach of a representation or warranty (after giving full effect to any qualifications as to materiality or similar standards, or of lack of “material adverse effect,” contained in such representation and warranty), the determination of the amount of Losses for such breach of representation and warranty, as it relates to such facts, events or circumstances, shall be made without giving effect to any qualifications as to materiality or similar standards, or the lack of “material adverse effect” contained in such representation or warranty.

(d)          Any payments made pursuant to ARTICLE 8 of this Agreement shall be treated as a purchase price adjustment for income tax purposes.

Section 8.4           Procedures Regarding Third Party Claims. The procedures to be followed by Purchaser Parent, Purchaser, Seller Parent and Seller with respect to indemnification hereunder regarding claims by third parties shall be as follows:

(a)          Promptly after receipt by Purchaser or Seller, as the case may be, of notice of the commencement of any action or proceeding or the assertion of any claim by a third person, which the party receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such person (the “Indemnified Party”) shall give notice of such action, proceeding or claim to the party against whom indemnification is sought (the “Indemnifying Party”), setting forth in reasonable detail the nature of such action or claim, including copies of any written correspondence from such third person to such Indemnified Party.

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(b)          The Indemnifying Party shall be entitled, at its own expense, to assume and control such defense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in such defense after such assumption at the Indemnified Party’s own expense. Upon assuming such defense, the Indemnifying Party shall have full rights to enter into any monetary compromise or settlement which is dispositive of the matters involved; provided that such settlement is paid in full by the Indemnifying Party and will not have any continuing material adverse effect upon the Indemnified Party.

(c)          With respect to any action, proceeding or claim as to which the Indemnifying Party shall not have exercised its right to assume the defense, the Indemnified Party may assume and control the defense of and contest such action, proceeding or claim with counsel chosen by it. The Indemnifying Party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The Indemnifying Party shall be obligated to pay the reasonable attorneys’ fees and expenses of the Indemnified Party to the extent that such fees and expenses relate to claims as to which indemnification is due under Section 8.1 or Section 8.2 hereof, as the case may be. The Indemnified Party shall have full rights to dispose of such action and enter into any monetary compromise or settlement; provided, however, in the event that the Indemnified Party shall settle or compromise any claims involved in the action insofar as they relate to, or arise out of, the same facts as gave rise to any claim for which indemnification is due under Section 8.1 or Section 8.2 hereof, as the case may be, it shall act reasonably and in good faith in doing so.

(d)          Both the Indemnifying Party and the Indemnified Party shall cooperate fully with one another in connection with the defense, compromise or settlement of any such claim, proceeding or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

Section 8.5           General Qualifications on Indemnification. Notwithstanding any provision to the contrary, the indemnification rights set forth in Section 8.1 and Section 8.2 shall be subject to the following:

(a)          The liability of an Indemnifying Party with respect to any indemnification claim shall be reduced by the amount of any tax benefit actually realized or any insurance proceeds received by Indemnified Party as a result of any damages, upon which such claim is based, and shall be increased by the amount of any tax detriment actually suffered by the Indemnified Party as a result of such damages. The amount of such tax benefit or detriment shall be determined by taking into account the effect, if any, and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such damages.

(b)          Damages shall include actual damages and shall not include any special, punitive, multiplied or consequential damages, or lost profits, except to the extent the same are included in a third-party judgment against the Indemnified Party.

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(c)          Upon payment in full of any indemnification claim, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any person or entity with respect to the subject matter of such indemnification claim.

(d)          An Indemnified Party may not recover for any losses otherwise indemnifiable under Section 8.1(a), Section 8.1(b), Section 8.2(a) or Section 8.2(b) if such Indemnified Party or its Advisor (or such Advisor’s executive officers) had actual (and not merely imputed) knowledge prior to Closing of the breach, inaccuracy or failure giving rise to such losses.

(e)          An Indemnifying Party shall be relieved of its duty to indemnify an Indemnified Party hereunder if and to the extent the Indemnified Party fails to use commercially reasonable efforts in good faith to mitigate its damages, including, but not limited to, failure to give timely notice to its insurance carriers and to pursue recovery under applicable policies of insurance.

(f)          Except in the case of fraud, any losses payable to Purchaser or Purchaser Parent shall be satisfied (i) from the Escrow Amount and (ii) to the extent the amount of losses exceeds the Escrow Amount, from Seller Parent and Seller jointly and severally.

Section 8.6           Effective Upon Closing. The provisions of this ARTICLE 8 shall become effective upon completion of the Closing, and shall have no force and effect prior to the Closing or if this Agreement is terminated prior to Closing.

ARTICLE 9

Termination

Section 9.1           Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing as follows:

(a)          by mutual agreement of Seller Parent and Purchaser Parent;

(b)          by Purchaser Parent, as and to the extent permitted pursuant to Section 5.6(b);

(c)          by Purchaser Parent, (i) if, at any time prior to the Seller Parent Stockholder Approval, the Seller Parent Board or any committee thereof, for any reason, shall have effected a Seller Parent Change in Recommendation; or (ii) if, at any time prior to the Seller Parent Stockholder Approval, (A) the Seller Parent Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (B) the Seller Parent enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 4.7(c)), (C) a tender offer or exchange offer for any outstanding Seller Parent Common Stock that constitutes an Acquisition Proposal (other than by Purchaser or any of its Affiliates) is commenced and the Seller Parent Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of Seller Parent and to publicly reaffirm the Seller Parent Recommendation within ten (10) Business Days of being requested to do so by Purchaser, (D) the Seller Parent Board or any committee thereof fails to include the Seller Parent Recommendation in the Proxy Statement, or (E) Seller Parent shall have materially violated any of its obligations under Section 4.7 (or shall be deemed pursuant to the last sentence of Section 4.7(a) to have materially violated) any of its obligations under Section 4.7 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal); in which case, Seller Parent shall pay, within three (3) Business Days of such termination, to Purchaser the Termination Fee in immediately available funds to an account directed by Purchaser;

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(d)          by Seller Parent, as and to the extent permitted pursuant to Section 5.6(a);

(e)          by either Purchaser Parent or Seller Parent, if either (i) the Seller Parent Stockholder Approval shall not have been obtained at a duly held Seller Parent Stockholder Meeting (including any adjournment or postponement thereof) at which the transactions contemplated hereby have been voted upon or (ii) the Seller Parent Stockholder Approval otherwise is not obtained within 120 days after the record date for the Seller Parent Stockholder Meeting;

(f)          by Seller Parent, if, prior to obtaining the Seller Parent Stockholder Approval, the Seller Parent Board (based on the recommendation of the Seller Parent Special Committee) approves and authorizes Seller Parent to enter into a definitive agreement providing for the implementation of a Superior Proposal in a manner permitted under Section 4.7(d)); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination Seller Parent pays the Termination Fee in full to Purchaser and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

(g)          if a court of competent jurisdiction or other governmental agency shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their commercially reasonable best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

(h)          by either Purchaser Parent or Seller Parent if Closing shall not have occurred on or before March 16, 2018; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(h) shall not be available to any party if the failure of such party (and (A) in the case of Purchaser Parent, including the failure of Purchaser and their Affiliates and (B) in the case of the Seller Parent, including the failure of Seller and their Affiliates) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the transactions to be consummated on or before such date.

Section 9.2           Effect of Termination. Upon termination of this Agreement prior to Closing, except as otherwise expressly provided herein, the parties shall have no further liability hereunder except that the following provisions shall survive any such termination: Section 4.3 and Section 4.4. In the event of any termination of this Agreement pursuant to Section 9.1(e), Seller Parent shall reimburse Purchaser for Purchaser’s actual third party, non-Advisor expenses, including non-Advisor legal fees and any fee paid to KeyBanc Capital Markets, Inc., incurred by Purchaser in connection with the transactions contemplated by this Agreement; provided, however, such reimbursements shall not exceed Eight Hundred Fifty Thousand and No/100 U.S. Dollars ($850,000.00).

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Section 9.3           Payment of Termination Fee.

(a)          If the Seller Parent is required to pay to Purchaser Parent the Termination Fee, such Termination Fee shall be paid into escrow on the date such payment is required to be paid by Seller Parent pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 9.3. In the event that Seller Parent is obligated to pay Purchaser the Termination Fee, the amount payable to Purchaser in any tax year of Purchaser shall not exceed the lesser of (i) the Termination Fee payable to Purchaser, and (ii) the sum of (A) the maximum amount that can be paid to Purchaser without causing Purchaser to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and Purchaser has One Million and No/100 U.S. Dollars ($1,000,000.00) of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by Purchaser’s independent accountants, plus (B) in the event Purchaser receive either (x) a letter from the Purchaser’s counsel indicating that Purchaser has received a ruling from the Internal Revenue Service as described below in Section 9.3(b) or (y) an opinion from Purchaser’s outside counsel as described below in Section 9.3(b), an amount equal to the excess of the Termination Fee less the amount payable under clause (A) above.

(b)          To secure Seller Parent’s obligation to pay these amounts, Seller Parent shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by Seller Parent on such terms (subject to this Section 9.3) as shall be mutually agreed upon by Seller Parent, Purchaser and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 9.3 shall be made at the time Seller Parent is obligated to pay Purchaser such amount pursuant to Section 9.1 by wire transfer. The escrow agreement shall provide that the Termination Fee in escrow or any portion thereof shall not be released to Purchaser unless the escrow agent receives any one or combination of the following: (A) a letter from Purchaser’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Purchaser without causing Purchaser to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Purchaser has One Million and No/100 U.S. Dollars ($1,000,000.00) of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Purchaser, or (B) a letter from Purchaser’s counsel indicating that (x) Purchaser received a ruling from the Internal Revenue Service holding that the receipt by Purchaser of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (y) Purchaser’s outside counsel has rendered a legal opinion to the effect that the receipt by Purchaser of the Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Fee to Purchaser. Seller Parent agrees to amend this Section 9.3 at the reasonable request of Purchaser in order to (1) maximize the portion of the Termination Fee that may be distributed to Purchasers hereunder without causing Purchaser to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (2) assist Purchaser in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 9.3. Any amount of the Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.3.

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ARTICLE 10

Miscellaneous

Section 10.1         Access to Books and Records after Closing. Following the Closing, Purchaser and Purchaser Parent shall give Seller and Seller Parent or its authorized Representatives access, during normal business hours and upon prior notice, to such books and records constituting or relating to the Membership Interests, the Real Property, and the SPE-level Property as Seller has provided to Purchaser in accordance with Section 2.2 and as shall be reasonably requested by Seller and Seller Parent in connection with the preparation and filing of the party’s tax returns, to comply with regulatory requirements or for any other valid business purpose, and to make extracts and copies of such books and records. Purchaser agrees to retain all books and records included as part of the SPE-level Property for at least two (2) years following the Closing Date.

Section 10.2         Notices. All notices, requests, demands and other communications under this Agreement and related post-Closing notices, requests, demands, and other communications, shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via electronic mail (e.g. email) during regular business hours, with a confirmatory copy delivered by FedEx or similar overnight courier, (iii) on the day after delivery to FedEx® or similar overnight courier, or (iv) on the tenth (10th) day after mailing, if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, return receipt requested, postage prepaid and properly addressed, to the party as follows:

If to Purchaser Parent or Purchaser:	Healthcare Trust, Inc.
Attn: Legal Department
405 Park Avenue, 4th Floor
New York, New York 10022
Email: JGalloway@ar-global.com

Healthcare Trust Operating Partnership, L.P.
Attn: Legal Department
405 Park Avenue, 4th Floor
New York, New York 10022
Email: JGalloway@ar-global.com

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with a copy
(which will not constitute notice) to:	Arnold & Porter Kaye Scholer LLP
Attn: Kevin J. Lavin, Esq.
601 Massachusetts Avenue NW
Washington, DC 20001
Email: Kevin.Lavin@apks.com

If to Seller Parent or Seller:	American Realty Capital Healthcare Trust III, Inc.
Attn: Legal Department
405 Park Avenue, 4th Floor
New York, New York 10022
Email: JGalloway@ar-global.com

American Realty Capital Healthcare
Trust III Operating Partnership, L.P.
Attn: Legal Department
405 Park Avenue, 4th Floor
New York, New York 10022
Email: JGalloway@ar-global.com

with a copy
(which will not constitute notice) to:	Shapiro Sher Guinot & Sandler, P.A.
Attn: William E. Carlson, Esq.
250 West Pratt Street
Suite 2000
Baltimore, Maryland 21201
Email: wec@shapirosher.com

Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner herein provided for giving notice.

Section 10.3         Good Faith; Cooperation. The parties shall in good faith undertake to perform their obligations in this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with its terms. The parties shall cooperate fully with each other and their respective Representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement.

Section 10.4         Assignment; Exchange Cooperation; Successors in Interest. Neither Purchaser, Seller Parent nor Seller may assign any of their respective rights hereunder, except with the prior written consent of the other (which shall not be unreasonably withheld or delayed). This Agreement is binding upon the parties and their respective successors or assigns and inures to the benefit of the parties and their permitted successors and assigns.

Section 10.5         No Third Party Beneficiaries. The parties do not intend to confer any benefit under this Agreement on anyone other than the parties, and nothing contained in this Agreement shall be deemed to confer any such benefit on any other person, including any current or former employee or agent of Seller or any dependent or beneficiary of any of them.

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Section 10.6         Severability. Any determination by any court of competent jurisdiction of the invalidity of any provision of this Agreement that is not essential to accomplishing its purposes shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed as to be valid under applicable law.

Section 10.7         Reserved.

Section 10.8         Controlling Law; Integration; Amendment; Waiver.

(a)          Except to the extent Maryland law may be mandatorily applicable to transactions contemplated by this Agreement and/or applicable to conduct, decisions, and acts by the Seller Parent’s directors, this Agreement shall be governed by and construed in accordance with the laws and case decisions of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)          This Agreement and the other contracts, documents and instruments to be delivered pursuant to this Agreement supersede all prior negotiations, agreements, information memoranda, letters of intent and understandings between the parties with respect to their subject matter, whether written or oral, constitute the entire agreement of the parties with respect to their subject matter, and may not be altered or amended except in writing signed by Purchaser Parent, Purchaser Seller Parent, and Seller. Neither of the parties has made or relied upon any representation, warranty or assurances in connection with the transactions contemplated hereunder other than those expressly made herein.

(c)          The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce the same, and no waiver by any party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

Section 10.9         Time. Time is of the essence with respect to this Agreement.

Section 10.10        Survival. For the avoidance of doubt and notwithstanding anything contrary in this Agreement, (a) Section 4.3, Section 4.4, Section 4.5, Section 4.7, Section 4.9, Section 5.7, ARTICLE 8 and ARTICLE 10 of this Agreement shall survive the Closing of this Agreement and (b) in respect to any Real Property that (in accordance with Section 10.11 or Section 10.12 of this Agreement) is not purchased, Section 4.3, Section 4.4, and ARTICLE 10 of this Agreement shall survive.

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Section 10.11        Eminent Domain; Condemnation. If, prior to Closing, any proceedings are instituted by any governmental authority that shall relate to the proposed taking of all or any portion of any Real Property by eminent domain or condemnation (or if all or any portion of any Real Property is taken by eminent domain or deeded under threat of condemnation after the date of this Agreement and prior to the Closing), Seller shall promptly notify Purchaser in writing after Seller’s receipt of any notification (and provide copies of any notices, Complaints, deeds and the like). Purchaser shall thereafter have the right and option to elect not to purchase such Real Property by giving written notice to Seller within fifteen (15) days after receipt by Purchaser of the notice from Seller and the date of the Closing shall be extended if necessary to afford Purchaser such full fifteen (15) day period. If Purchaser timely elects not to purchase such Real Property, the Purchase Price shall be adjusted by reducing the Purchase Price by the portion of the Purchase Price that is allocated for such Real Property (as any such amount is set forth on Schedule 3.4, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof in respect to such Real Property not being purchased except for those obligations and liabilities that are expressly stated to survive termination of this Agreement. If no such election is timely made, Purchaser shall be deemed to have waived its rights under this Section 10.11 with respect to such Real Property, except that, if the transaction contemplated hereby closes, Purchaser shall be entitled to the proceeds and the right to negotiate, settle and collect the proceeds of such condemnation award, and Seller shall execute and deliver all documents reasonably requested of Seller in order to effectuate this Section 10.11. If no election not to purchase such Real Property is made (and Purchaser expressly waives its rights under this Section 10.11 with respect to such Real Property), Purchaser shall have the right to participate prior to the Closing in any discussions or proceedings with any governmental authority relating to the proposed taking of any portions of the Real Property. Notwithstanding anything in the foregoing to the contrary, Purchaser shall not have any right and option under this Section 10.11 to elect not to purchase such Real Property if such proceedings relate only to a road widening or other minor taking that does not impact any leased or leasable premises, reduce any parking area, or otherwise significantly decrease the actual or potential income stream from such Real Property.

Section 10.12        Risk of Loss. Subject to the provisions of this Section 10.12, as among the parties to this Agreement and their Affiliates, the Companies shall retain all risks and liability for loss, damage, destruction or injury by fire, storm, accident or any other casualty to the Real Property from all causes until the Closing has been consummated. In the event of any such damage or destruction prior to Closing (a) with an estimated repair cost of greater than Twenty-five Percent (25%) of the portion of the Purchase Price that is allocated to such Real Property (as set forth on Schedule 3.4) (the “Casualty Threshold”), or (b) that requires a legally nonconforming Real Property to be rebuilt in accordance with current zoning requirements, as reasonably determined by an engineer selected by Seller and reasonably satisfactory to Purchaser, or (c) that affects the lobby, building-wide systems, parking facilities or common areas or the continued operation of the balance of the Real Property not damaged, or (d) gives rise to rent abatement or termination rights of tenants under Leases covering more than Twenty-five Percent (25%) (the “Percentage”) of the leased rentable square feet of the building, then Purchaser may elect to not purchase such Real Property by providing notice given to Seller within fifteen (15) days after Seller has given Purchaser notice that such damage occurred and whether any of the circumstances described in clauses (a) through (d) has occurred, and the Closing shall be extended if necessary to afford Purchaser such full fifteen (15) day period. If Purchaser timely elects not to purchase such Real Property, the Purchase Price shall be reduced by the portion of the Purchase Price that is allocated for such Real Property (as set forth on Schedule 3.4), and neither party hereto shall thereupon have any further obligation to the other in respect to such Real Property not being purchased, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement. If no such election is timely made, Purchaser shall be deemed to have waived its rights under this Section 10.12 with respect to such Real Property, except as set forth below. If, prior to the Closing, there shall occur damage to the Real Property that does not satisfy any of clauses (a) through (d) above, then Purchaser shall not have the right under this Section 10.12 to not purchase such Real Property. If Purchaser does not exercise its right to elect not to purchase any Real Property, or if Purchaser does not have the right to elect not to purchase any Real Property, with respect to any fire or casualty, then Seller shall assign to Purchaser at the Closing, by written instrument in form and substance reasonably satisfactory to Purchaser, all claims against third parties relating to such damage, including all of the insurance proceeds payable on account of any such fire or casualty, and Purchaser shall be entitled to receive the full amount of any proceeds of such insurance payable on account of loss, damage, destruction or casualty after the date hereof. Seller shall deliver to Purchaser any such proceeds actually paid prior to Closing, and Seller Parent and Seller shall be liable for the payment to Purchaser of all deductibles under applicable insurance policies (net of reasonable expenses of Seller, including, but not limited to the costs of emergency repairs and safeguarding the Real Property). The proceeds of any rent interruption insurance, if any, shall be appropriately apportioned between Purchaser and Seller. Seller Parent and Seller covenant to execute such assignments, drafts and other instruments as may be required to effectuate this Section 10.12. If no election not to purchase such Real Property is made (and Purchaser expressly waives its rights under this Section 10.12 with respect to such Real Property), or if Purchaser does not have the right to elect not to purchase under this Section 10.12, Purchaser shall have the right to participate prior to the Closing in any discussions or proceedings with any insurer or other third party relating to any claims made with respect to damage affecting the Real Property.

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Section 10.13         Attorneys’ Fees. In the event either party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court. For purposes of this Agreement, “prevailing party” shall mean, in the case of a person asserting a claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought. This Section 10.13 shall not apply to any action involving a claim not exceeding Five Hundred Thousand and No/100 U.S. Dollars ($500,000.00).

Section 10.14         Waiver of Jury Trial. The parties agree that no party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim or other litigation based upon, or arising out of, this Agreement or the dealings or the relationship between them.

Section 10.15         Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed with the advice of counsel to the preparation of this Agreement.

Section 10.16         Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. This Agreement may be executed by counterpart signatures and all counterpart signature pages shall constitute a part of this Agreement. Delivery of a counterpart hereof via facsimile transmission or by electronic mail transmission, including but not limited to an Adobe file format document (also known as a PDF file), shall be as effective as delivery of a manually executed counterpart hereof.

[Signatures commence on the following page.]

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IN WITNESS WHEREOF, each of the parties hereto has signed and sealed this Purchase Agreement as of the day and year first above written.

PURCHASER PARENT:

HEALTHCARE TRUST, INC., a Maryland corporation

By:	/s/ W. Todd Jensen
Name:	W. Todd Jensen
Title:	Interim Chief Executive Officer and President

[Additional signature pages follow]

SIGNATURE PAGE TO

PURCHASE AGREEMENT

OP PURCHASER:

HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By: Healthcare Trust, Inc., its general partner

By:	/s/ W. Todd Jensen
Name:	W. Todd Jensen
Title:	Interim Chief Executive Officer and President

[Additional signature pages follow]

SIGNATURE PAGE TO

PURCHASE AGREEMENT

HOLDCO PURCHASER:

ARHC TRS HOLDCO II, LLC, a Delaware limited liability company

By: Healthcare Trust Operating Partnership, L.P., its sole member

By: Healthcare Trust, Inc., its general partner

By:	/s/ W. Todd Jensen
Name:	W. Todd Jensen
Title:	Interim Chief Executive Officer and President

[Additional signature pages follow]

SIGNATURE PAGE TO

PURCHASE AGREEMENT

SELLER PARENT:

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC., a Maryland corporation

By:	/s/ W. Todd Jensen
Name:	W. Todd Jensen
Title:	President and Interim Chief Executive Officer

SIGNATURE PAGE TO

PURCHASE AGREEMENT

OP SELLER:

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By: American Realty Capital Healthcare Trust III, Inc., its general partner

By:	/s/ W. Todd Jensen
Name:	W. Todd Jensen
Title:	President and Interim Chief Executive Officer

[Additional signature pages follow]

SIGNATURE PAGE TO

PURCHASE AGREEMENT

HOLDCO SELLER:

ARHC TRS HOLDCO III, LLC, a Delaware limited liability company

By: American Realty Capital Healthcare Trust III Operating Partnership, L.P., its sole member

By: American Realty Capital Healthcare Trust III, Inc., its general partner

By:	/s/ W. Todd Jensen
Name:	W. Todd Jensen
Title:	President and Interim Chief Executive Officer

SIGNATURE PAGE TO

PURCHASE AGREEMENT

Exhibit A

Form of Wells Fargo Escrow Agreement

EXHIBIT A to PURCHASE AGREEMENT

ESCROW AGREEMENT

This Escrow Agreement (the “Escrow Agreement”), dated this ___ day of _________________, 2017 (the “Effective Date”), is entered into by and among Healthcare Trust, Inc., a Maryland corporation (“Purchaser Parent”), American Realty Capital Healthcare Trust III, Inc., a Maryland corporation (“Seller Parent,” and together with Purchaser Parent, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, as escrow agent (“Escrow Agent”).

RECITALS

A.           Purchaser Parent and Seller Parent are parties to that certain Purchase Agreement, dated as of June 16, 2017, by and among (i) Purchaser Parent, (ii) Healthcare Trust Operating Partnership, a Delaware limited partnership (“OP Purchaser” ), (iii) ARHC TRS HOLDCO II, LLC, a Delaware limited liability company (“Holdco Purchaser” and, collectively with OP Purchaser, the “Purchaser” ) (iv) Seller Parent, (v) American Realty Capital Healthcare Trust III Operating Partnership, L.P., a Delaware limited partnership and (vi) ARHC TRS HOLDCO III, LLC, a Delaware limited liability company (as amended, the “Purchase Agreement”). The Parties are entering into this Escrow Agreement pursuant to and in connection with the consummation of the transactions contemplated by the Purchase Agreement.

B.            The Parties agree to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

C.           The Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Purchase Agreement, that all references in this Escrow Agreement to the Purchase Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.          Receipt of Escrow Property. Following execution hereof Purchaser Parent shall deliver to the Escrow Agent the amount of $6,000,000 (the “Escrow Property”) in immediately available funds.

Section 1.2.          Investments.

(a)          The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Property and any investment income thereon as set forth in Exhibit A hereto or as set forth in any subsequent written instruction signed by the Parties. Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.3 or Section 1.6 of this Escrow Agreement.

(b)          The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

(c)          The Parties agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for any fund or account if no activity occurred in such fund or account during such month. The Parties may obtain confirmations at no additional cost upon its written request.

Section 1.3.          Disbursements.

(a)          Purchaser Parent and Seller Parent may at any time jointly deliver to the Escrow Agent joint written instructions (a “Joint Instruction”) directing the Escrow Agent to distribute all or a portion of the Escrow Property. Within two Business Days after the date on which the Escrow Agent receives such Joint Instruction, the Escrow Agent shall disburse the amount set forth in the Joint Instruction to the Purchaser Parent or Seller Parent to the accounts designated in such Joint Instruction.

(b)          In the event and to the extent that Purchaser Parent determines that it or Purchaser is entitled to any amount pursuant to the Purchase Agreement, Purchaser Parent may, at any time on or prior to 11:59 p.m. Eastern Time on _________, 20__1 (the “Claims End Date”), deliver a certificate or certificates to the Escrow Agent and Seller Parent (each a “Purchaser Release Certificate”) requesting that the Escrow Agent distribute all or a portion of the Escrow Property to Purchaser Parent or a third-party designated by Purchaser Parent, as the case may be, in satisfaction of such claim (the “Distribution Request Amount”). If, within thirty (30) calendar days after the date on which the Escrow Agent and Seller Parent receive such Purchaser Release Certificate (the “Review Period”), Purchaser Parent and the Escrow Agent have not received from Seller Parent a written certificate objecting to one or more of the matters described in the Purchaser Release Certificate (the “Objection Notice”), then, on the Business Day following the last day of the Review Period, the Escrow Agent shall disburse to Purchaser Parent (or a third party designated by Purchaser Parent) the Distribution Request Amount. If an Objection Notice is delivered within the Review Period, then the matters set forth in the Objection Notice shall be considered in dispute by Seller Parent (a “Disputed Claim”), in which case (i) the Escrow Agent shall retain those amounts set forth in the Purchaser Release Certificate that are in dispute pursuant to the Objection Notice (the “Disputed Amounts”) until the Escrow Agent receives either (A) a Joint Instruction authorizing the release to Purchaser Parent of the portion of the Disputed Amounts that is agreed upon as the amount recoverable in respect of the Disputed Claim, or (B) a Judgment directing the release to Purchaser Parent of the portion of the Disputed Amounts that is determined to be the amount recoverable in respect of the Disputed Claim, in which event the Escrow Agent shall disburse the Disputed Amounts in accordance with such Joint Instruction or Judgment, and (ii) the Escrow Agent shall disburse to Purchaser Parent (or a third party designated by Purchaser Parent) those amounts set forth in the Purchaser Release Certificate that are not in dispute pursuant to the Objection Notice (the “Undisputed Amounts”) within three (3) Business Days following the receipt by the Escrow Agent of the Objection Notice.

1 Date to be 14 months after the Closing Date.

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(c)          On the date that is six (6) months following the Effective Date (the “First Distribution Date”), the Escrow Agent shall reserve and hold aside the aggregate amount that would be necessary to satisfy any then pending and unsatisfied claims specified in any Purchaser Release Certificate delivered to the Escrow Agent and Seller Parent prior to the First Distribution Date from Purchaser Parent (“Initial Unresolved Claims”) as if such Initial Unresolved Claims were ultimately to be resolved in full favor of Purchaser Parent or Purchaser (such reserved amount, the “Initial Reserved Amount”). On the Initial Distribution Date, the Escrow Agent shall distribute to Seller Parent ( to Seller Parent’s account as Seller Parent shall designate in writing) thirty-three and one third percent (33 1/3%) of the balance of the Escrow Property, after the Escrow Property has been reduced by the Initial Reserved Amount. Within two (2) Business Days following resolution of any Initial Unresolved Claim, the Escrow Agent shall deliver the portion of the Initial Reserved Amount, if any, not required to satisfy any other remaining Initial Unresolved Claims, to Seller Parent (to Seller Parent’s account as Seller Parent shall designate in writing).

(d)          On the date that is twelve (12) months following the Effective Date (the “Second Distribution Date”), the Escrow Agent shall reserve and hold aside the aggregate amount that would be necessary to satisfy any then pending and unsatisfied claims specified in any Purchaser Release Certificate delivered to the Escrow Agent and Seller Parent prior to the Second Distribution Date from Purchaser Parent (“Second Unresolved Claims”) as if such Second Unresolved Claims were ultimately to be resolved in full favor of Purchaser Parent or Purchaser (such reserved amount, the “Second Reserved Amount”). On the Second Distribution Date, the Escrow Agent shall distribute to Seller Parent (to Seller Parent’s account as Seller Parent shall designate in writing) thirty-three and one third percent (33 1/3%) of the balance of the Escrow Property, after the Escrow Property has been reduced by the Initial Reserved Amount. Within two (2) Business Days following resolution of any Second Unresolved Claim, the Escrow Agent shall deliver the portion of the Second Reserved Amount, if any, not required to satisfy any other remaining Second Unresolved Claims, to Seller Parent (to Seller Parent’s account as Seller Parent shall designate in writing).

(e)          Within five (5) Business Days following the Claims End Date, the Escrow Agent shall disburse to Seller Parent (to Seller Parent’s account as Seller Parent shall designate in writing) an amount (the “Disbursement Amount”) equal to the remaining Escrow Property less amounts, if any, that are (i) Disputed Amounts, (ii) subject to a pending Joint Instruction or certified copy of a final non-appealable judgment or order of a court of competent jurisdiction (a “Judgment”) received by the Escrow Agent prior to the Claims End Date but not yet paid by Escrow Agent, or (iii) subject to a Purchaser Release Certificate delivered prior to the Claims End Date in respect of which the Review Period has not expired. For the avoidance of doubt, all Undisputed Amounts will be paid to Purchaser as provided in Section 1.3(b) above.

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(d)         After disbursement of the Disbursement Amount, the remaining Escrow Property shall be held by the Escrow Agent in accordance with the terms of this Agreement until the earlier to occur of the following: (i) Seller Parent and Purchaser Parent jointly directing the disbursement of such remaining Escrow Property or any portion thereof by delivering a Joint Instruction to the Escrow Agent or (ii) the Escrow Agent receiving a certified copy of a Judgment awarding such remaining Escrow Property or any portion thereof to Purchaser Parent or Seller Parent. Upon receipt of such Joint Instruction or on the 5th Business Day after receipt of such Judgment, the Escrow Agent shall disburse such remaining Escrow Property or any portion thereof as required by such Joint Instruction or Judgment, as the case may be.

Section 1.4.          Security Procedure For Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1 or Exhibit B-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or B-2 or a rescission of an existing Exhibit B-1 or B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement.

The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 1.5.          Income Tax Allocation and Reporting.

(a)          The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Seller Parent, whether or not such income was disbursed during such calendar year.

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(b)          For certain payments made pursuant to this Escrow Agreement, the Escrow Agent may be required to make a “reportable payment” or “withholdable payment” and in such cases the Escrow Agent shall have the duty to act as a payor or withholding agent, respectively, that is responsible for any tax withholding and reporting required under Chapters 3, 4, and 61 of the United States Internal Revenue Code of 1986, as amended (the “Code”).  The Escrow Agent shall have the sole right to make the determination as to which payments are “reportable payments” or “withholdable payments.” All parties to this Escrow Agreement shall provide an executed IRS Form W-9 or appropriate IRS Form W-8 (or, in each case, any successor form) to the Escrow Agent prior to the date hereof, and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect.  The Escrow Agent shall have the right to request from any party to this Escrow Agreement, or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for the Escrow Agent to satisfy its reporting and withholding obligations under the Code.  To the extent any such forms to be delivered under this Section 1.5(b) are not provided prior to the date hereof or by the time the related payment is required to be made or are determined by the Escrow Agent to be incomplete and/or inaccurate in any respect, the Escrow Agent shall be entitled to withhold (without liability) a portion of any interest or other income earned on the investment of the Escrow Property or on any such payments hereunder to the extent withholding is required under Chapters 3, 4, or 61 of the Code, and shall have no obligation to gross up any such payment.

(c)          To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.5(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

(d)          The Parties hereto acknowledge that, in order to help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and /or enters into a business relationship. The Parties hereby agree that they shall provide the Escrow Agent with such information as the Escrow Agent may request including, but not limited to, each Party’s name, physical address, tax identification number and other information that will assist the Escrow Agent in identifying and verifying each Party’s identity such as organizational documents, certificates of good standing, licenses to do business, or other pertinent identifying information.

Section 1.6.         Termination.  This Escrow Agreement shall terminate upon the disbursement of all of the Escrow Property, including any interest and investment earnings thereon, except that the provisions of Sections 1.5(c), 3.1 and 3.2 hereof shall survive termination  and the Escrow Agent is authorized and directed to disburse the Escrow Property in accordance with Section 1.3 of this Escrow Agreement.

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ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.          Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. The Escrow Agent will not be responsible to determine or to make inquiry into any term, capitalized, or otherwise, not defined herein. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.          Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees. The Escrow Agent shall not be responsible for the conduct of agents or attorneys appointed by it with due care.

Section 2.3.          Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent Exhibit B-1 and Exhibit B-2, which contain authorized signer designations in Part I thereof. The Parties represent and warrant that each person signing this Escrow Agreement are duly authorized and has legal capacity to execute and deliver this Escrow Agreement, along with each exhibit, agreement, document, and instrument to be executed and delivered by the Parties to this Escrow Agreement

Section 2.4.          Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.          No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

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ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.          Indemnification. Seller Parent, and Purchaser Parent shall jointly and severally , indemnify, defend and hold harmless the Escrow Agent from and against all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement. As between Seller Parent, on the one hand and Purchaser Parent, on the other hand, all costs of indemnification of the Escrow Agent shall be born 50% by Seller Parent and 50% by the Purchaser Parent. If either the Seller Parent or Purchaser Parent incurs greater than 50% of any such costs of indemnification, the Seller Parent or Purchaser Parent, as applicable, will promptly make payment to the other such that each of the Seller Parent and Purchaser Parent has borne 50% of all amounts which are paid to the Escrow Agent under this Section 3.1.

Section 3.2.          Limitation of Liability. the escrow agent SHALL NOT be liable, directly or indirectly, for any (i) damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have DIRECTLY resulted from the escrow agent’s gross negligence or willful misconduct, or (ii) special, Indirect, PUNITIVE, or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the escrow agent has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.          Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal. Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

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Section 3.4.          Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid 50% by Purchaser Parent and 50% by Seller Parent. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5.          Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a Judgment directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. Any such court order or arbitration decision shall be accompanied by a written instrument of the presenting Party certifying that such court order or arbitration decision is final, non-appealable and from a court of competent jurisdiction or from a competent arbitration panel, upon which instrument the Escrow Agent shall be entitled to conclusively rely without further investigation. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.          Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

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Section 3.7.          Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. The Escrow Agent shall further have no obligation to pursue any action that is not in accordance with applicable law.

Section 3.8           Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
MISCELLANEOUS

Section 4.1.          Binding Agreement, Successors and Assigns. The Parties and Escrow Agent represent and warrant that the execution and delivery of this Escrow Agreement and the performance of such party’s obligations hereunder have been duly authorized and that the Escrow Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.          Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

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Section 4.3.          Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”, as long as such e-mail is accompanied by a PDF signature or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the parties, be a signature set forth in Exhibit B-1 or B-2, as applicable) to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited in the United States mail. For the purpose of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, a Sunday, a federal or state holiday, and any other day on which the Escrow Agent is closed. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Purchaser Parent:

Healthcare Trust, Inc.

405 Park Avenue, 4th Floor

New York, New York 10022

Attention: Legal Department

E-mail:   JGalloway@ar-global.com

with a copy to:

Arnold & Porter Kaye Scholer LLP

601 Massachusetts Avenue NW

Washington, DC 20001

Attn: Kevin J. Lavin, Esq.

Email:   Kevin.Lavin@apks.com

If to Seller Parent:

American Realty Capital Healthcare Trust III, Inc.

405 Park Avenue, 4th Floor

New York, New York 10022

Attention: Legal Department

E-mail:   JGalloway@ar-global.com

with a copy to:

Shapiro Sher Guinot & Sandler, P.A.

250 West Pratt Street

Suite 2000

Baltimore, Maryland 21201

Attn: William E. Carlson, Esq.

Email: wec@shapirosher.com

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If to the Escrow Agent:

Wells Fargo Bank, National Association

150 East 42nd Street, 40th Floor

New York, NY 10017

Attention: Donna Nascimento; Corporate, Municipal and Escrow Solutions

Telephone: (917) 260-1552

Facsimile: (917) 260-1592

E-mail: donna.nascimento@wells fargo.com

Section 4.4.          Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.5.          Entire Agreement. This Escrow Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6.          Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.          Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.          Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.          Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The exchange of copies of this Escrow Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Escrow Agreement as to the Parties and the Escrow Agent and may be used in lieu of the original Escrow Agreement for all purposes.

11

Section 4.10.       Trial by Jury. Each of the parties hereto hereby irrevocably waives all right to trial by jury to the extent permitted by law in any litigation, action, proceeding in any court arising out of, relating to or in connection with this Escrow Agreement.

Section 4.11.       Publication; disclosure. By executing this Escrow Agreement, the Parties and the Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement. The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained therein, including, without limitation, the redaction of the manual signatures of the signatories to this Escrow Agreement, or, in the alternative, publishing a conformed copy of this Escrow Agreement. If a Party must disclose or publish this Escrow Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall notify in writing the other Party and the Escrow Agent at the time of execution of this Escrow Agreement of the legal requirement to do so. If any Party becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Escrow Agreement, that Party shall promptly notify in writing the other Party and the Escrow Agent and shall be liable for any unauthorized release or disclosure.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

HEALTHCARE TRUST, INC.

By:

Name:

Title:

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:

Name:

Title:

S-1

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

EXHIBIT B-1

Purchaser Parent certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Purchaser Parent, and that the option checked in Part III of this Exhibit B-1 is the security procedure selected by Purchaser Parent for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Purchaser Parent.

Purchaser Parent has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-1, Purchaser Parent acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Purchaser Parent.

NOTICE: The security procedure selected by Purchaser Parent will not be used to detect errors in the funds transfer instructions given by Purchaser Parent. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Purchaser Parent take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Purchaser Parent

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1.
☐	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐	Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1. Purchaser Parent understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Purchaser Parent further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐	*Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Purchaser Parent wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If Purchaser Parent chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐	*Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

*The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.

Dated this ____ day of ___________, 20__.

By
Name:
Title:

EXHIBIT B-2

Seller Parent certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Seller Parent, and that the option checked in Part III of this Exhibit B-2 is the security procedure selected by Seller Parent for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Seller Parent.

Seller Parent has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-2, Seller Parent acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Seller Parent.

NOTICE: The security procedure selected by Seller Parent will not be used to detect errors in the funds transfer instructions given by Seller Parent. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Seller Parent take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Seller Parent

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2.
☐	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐	Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2. Seller Parent understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Seller Parent further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
☐	CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐	*Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Seller Parent wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If Seller Parent chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐	*Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

*The password protected file system has a password that expires every 60 days. If you anticipate having infrequent activity on this account, please consult with your Escrow Agent before selecting this option.

Dated this ____ day of ___________, 20__.

By
Name:
Title:

EXHIBIT C

FEES OF ESCROW AGENT

$3,500.00